EXHIBIT 99.1
SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: HEXION HOLDINGS LLC, et al., Debtors.	x : : : : : x	Chapter 11 Case No. 19-10684 (KG) Jointly Administered

DISCLOSURE STATEMENT FOR
SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF HEXION HOLDINGS LLC AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

George A. Davis (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Hugh Murtagh (admitted pro hac vice)
LATHAM & WATKINS LLP
885 Third Avenue
New York, New York 10022
Telephone: (212) 906-1200
Facsimile: (212) 751-4864
Email: george.davis@lw.com
                     andrew.parlen@lw.com
                     hugh.murtagh@lw.com
- and -

Caroline A. Reckler (admitted pro hac vice)
Jason B. Gott (admitted pro hac vice)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Telephone: (312) 876-7700
Facsimile: (312) 993-9767
Email: caroline.reckler@lw.com
                     jason.gott@lw.com

Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Amanda R. Steele (No. 5530)
Brendan J. Schlauch (No. 6115)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Fax: (302) 651-7701
Email: collins@rlf.com
                        merchant@rlf.com
                        steele@rlf.com
                        schlauch@rlf.com

May 22, 2019

1 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Hexion Holdings LLC (6842); Hexion LLC (8090); Hexion Inc. (1250); Lawter International Inc. (0818); Hexion CI Holding Company (China) LLC (7441); Hexion Nimbus Inc. (4409); Hexion Nimbus Asset Holdings LLC (4409); Hexion Deer Park LLC (8302); Hexion VAD LLC (6340); Hexion 2 U.S. Finance Corp. (2643); Hexion HSM Holdings LLC (7131); Hexion Investments Inc. (0359); Hexion International Inc. (3048); North American Sugar Industries Incorporated (9735); Cuban-American Mercantile Corporation (9734); The West India Company (2288); NL Coop Holdings LLC (0696); and Hexion Nova Scotia Finance, ULC (N/A). The address of the Debtors’ corporate headquarters is 180 East Broad Street, Columbus, Ohio 43215.

IMPORTANT NOTICES

Plan Voting
The voting deadline to accept or reject the Plan is 5:00 p.m. Eastern Time (the “Voting Deadline”), on June 19, 2019, unless extended by the Debtors. The record date for determining which Holders of Claims or Interests may vote on the Plan is May 16, 2019 (the “Voting Record Date”)
For your vote to be counted, you must return your properly completed Ballot to your Voting Nominee in accordance with the voting instructions on the Ballot in sufficient time for your Voting Nominee to transmit a master ballot including your vote (a “Master Ballot”) so that it is actually received by the Debtors’ voting agent, Omni Management Group, Inc. (the “Voting Agent”), before the Voting Deadline.
Voting Nominees may transmit Master Ballots to the Voting Agent via:
Mail, Courier, or Personal Delivery: Hexion Holdings LLC
                                                                  c/o Omni Management Group, Inc.
                                                                  5955 DeSoto Avenue, Suite 100
                                                                  Woodland Hills, CA 91367
Electronic Mail: hexionballots@omnimgt.com
Online Upload: www.omnimgt.com/hexionballots
Additional details on voting are discussed herein and set forth on Ballots delivered to Voting Nominees and Holders of Claims entitled to vote on the Plan.

Third-Party Releases
You may be deemed to be granting releases to third parties under this Plan. Pursuant to Article IX.C of the Plan, each Holder of a Claim or Interest is deemed to grant a third-party release if such Holder (a) is presumed to accept the Plan, (b) votes to accept the Plan, (c) is entitled to vote on the Plan and abstains from voting on the Plan or votes to reject the Plan and does not opt out of the releases provided by the Plan, or (d) is deemed to reject the Plan and does not timely object to confirmation of the Plan with respect to the releases. This release is discussed further in Article V.G of this Disclosure Statement.

Recommendation by the Board and Creditor Support
The Board of Directors of Hexion Holdings LLC and the board of directors, managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan. Consenting Noteholders holding approximately 90% of the Debtors’ prepetition funded debt have already agreed to vote in favor of the Plan.

Hexion Holdings LLC and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), are providing you with the information in this Disclosure Statement because you may be a creditor of the Debtors and may be entitled to vote on the Joint Chapter 11 Plan of Reorganization of the Debtors (including all exhibits and schedules thereto, and as maybe amended, modified, or supplemented from time to time, the “Plan”). A draft of the Plan is attached hereto as Exhibit A. All capitalized terms used but not otherwise defined herein have the definition given to them in the Plan.

The Debtors believe that the Plan is in the best interests of the Debtors’ creditors and other stakeholders. All creditors entitled to vote on the Plan are urged to vote in favor of the Plan. A summary of the voting instructions is set forth in Article I.B of this Disclosure Statement and in the Disclosure Statement Order (Docket No. 441). More detailed instructions are contained in the Ballots distributed to the creditors entitled to vote on the Plan. To be counted, your Ballot must be properly completed and returned to your Voting Nominee in accordance with the voting instructions on such Ballot and actually received from your Voting Nominee by the Voting Agent (as defined herein), via regular mail, overnight courier, or personal delivery at the appropriate address, via email, or via the Voting Agent’s ballot upload site, by the Voting Deadline.

This Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements and annexes hereto are the only documents to be used in connection with the solicitation of votes on the Plan, and also may not be relied upon for any purpose other than to determine how to vote on the Plan. Neither the Bankruptcy Court nor the Debtors have authorized any person to give any information or to make any representation in connection with the Plan or the solicitation of acceptances of the Plan other than as contained in this Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements or annexes attached hereto. If given or made, such information or representation may not be relied upon as having been authorized by the Bankruptcy Court or the Debtors. The delivery of this Disclosure Statement will not under any circumstances represent that the information herein is correct as of any time after the date hereof.

This Disclosure Statement shall not constitute an offer to sell, or solicitation of an offer to buy, nor will there be any distribution of, any of the securities described herein until the Effective Date of the Plan.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX BELOW, THE PLAN ATTACHED AS EXHIBIT A, AND THE PLAN SUPPLEMENT BEFORE SUBMITTING BALLOTS IN RESPONSE TO SOLICITATION OF THE PLAN.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto that will be included in the Plan Supplement, and documents described therein as filed prior to approval of this Disclosure Statement or subsequently as part of the Plan Supplement. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, or between the Plan Supplement and the Plan, the terms of the Plan will control. Except as otherwise indicated herein or in the Plan, the Debtors will file all Plan Supplement documents with the Bankruptcy Court and make them available for review at the Debtors’ document website located online at http://www.omnimgt.com/HexionRestructuring no later than 14 calendar days before the Confirmation Hearing.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, subject to the terms of the Plan. Among other things, the Plan requires the

Debtors to consult with the Creditors’ Committee before modifying the Plan in a way that adversely impacts the rights or treatment of unsecured creditors (including, for the avoidance of doubt, Holders of Junior Notes Claims, the Junior Notes Indenture Trustees and General Unsecured Creditors). The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings (if any), is not to be construed as an admission or stipulation, but rather as a statement made in settlement negotiations as part of the Debtors’ attempt to settle and resolve claims and controversies pursuant to the Plan. This Disclosure Statement will not be admissible in any non-bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors. Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.

The Debtors believe that the solicitation of votes on the Plan made in connection with this Disclosure Statement, and the offer of certain new securities that may be deemed to be made pursuant to the solicitation of votes on the Plan, are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and related state statutes by reason of the exemption provided by section 1145(a)(1) of the Bankruptcy Code and that the offer of certain other new securities to be issued in connection with the consummation of the Plan are exempt pursuant to section 4(a)(2) of the Securities Act and expect that the offer and issuance of the securities under the Plan will be exempt from registration under the Securities Act and related state statutes by reason of the applicability of section 1145(a)(1) of the Bankruptcy Code and section 4(a)(2) of the Securities Act.

The effectiveness of the Plan is subject to material conditions precedent. See Article V.F below and Article VIII of the Plan. There is no assurance that these conditions will be satisfied or waived.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Interests in, the Debtors (including without limitation those Holders who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan, but excluding holders who are entitled to, and do, opt out), will be bound the by the terms of the Plan and the transactions contemplated thereby, including the third-party releases contained therein.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ businesses and assets. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described below in Article IX. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, the Plan Supplement, or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact the Debtors’ voting agent (the “Voting Agent”) Omni Management Group, Inc. (“Omni”) by (i) visiting the Debtors’ document website at http://www.omnimgt.com/HexionRestructuring, (ii) calling 888-204-1627 (for U.S. callers) or 818-906-8300 (for international callers), or (iii) sending e-mail correspondence to hexion@omnimgt.com.

v

EXHIBIT 99.1
SOLICITATION VERSION

TABLE OF CONTENTS

ii

EXHIBIT A:    Plan
EXHIBIT B:    Restructuring Support Agreement
EXHIBIT C:    Rights Offering Procedures
EXHIBIT D:    Equity Backstop Agreement
EXHIBIT E:    Debt Backstop Agreement
EXHIBIT F:    Corporate Structure Chart
EXHIBIT G:    Financial Projections
EXHIBIT H:    Liquidation Analysis
EXHIBIT I:    Valuation Analysis

iii

EXHIBIT 99.1
SOLICITATION VERSION

I.
INTRODUCTION
This is the disclosure statement (the “Disclosure Statement”) of Hexion Holdings LLC; Hexion LLC; Hexion Inc.; Lawter International Inc.; Hexion CI Holding Company (China) LLC; Hexion Nimbus Inc.; Hexion Nimbus Asset Holdings LLC; Hexion Deer Park LLC; Hexion VAD LLC; Hexion 2 U.S. Finance Corp.; Hexion HSM Holdings LLC; Hexion Investments Inc.; Hexion International Inc.; North American Sugar Industries Incorporated; Cuban-American Mercantile Corporation; The West India Company; NL Coop Holdings LLC; and Hexion Nova Scotia Finance ULC (each, a “Debtor,” and collectively, the “Debtors”) in the above-captioned Chapter 11 Cases pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), filed pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) and in connection with the Second Amended Joint Chapter 11 Plan of Reorganization of Hexion Holdings LLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated May 22, 2019 (the “Plan”).2

The Debtors are proposing the Plan following extensive arm’s-length, good-faith discussions with certain of their key stakeholders. These discussions have resulted in significant majorities of the Holders of the Debtors’ funded indebtedness agreeing to support the restructuring contemplated by the Plan and vote to accept the Plan pursuant to a Restructuring Support Agreement entered into immediately prior to the commencement of the Chapter 11 Cases by and among the Debtors and the other parties thereto, including certain Holders of First Lien Notes Claims and certain Holders of Junior Notes Claims (collectively, the “Consenting Noteholders”) and Holders of Interests in Hexion Holdings LLC (the “Consenting Sponsors,” and together with the Consenting Noteholders, the “Consenting Parties”). A copy of the Restructuring Support Agreement is attached hereto as Exhibit B.3

In connection with negotiating the Restructuring Support Agreement, the Debtors and three separate groups of Holders of the Debtors’ funded indebtedness exchanged several proposals and counter-proposals regarding the terms of a comprehensive restructuring, and the parties conferred on numerous occasions in an attempt to achieve a global consensus with respect to the same. The Plan reflects such a consensus, and the Debtors and the Consenting Parties believe the Plan represents the best available option for all creditors and parties in interest.

Under the Plan, the Debtors will restructure their prepetition funded debt obligations with the proceeds of $1.641 billion in New Long-Term Debt and a $300 million Rights Offering for New Common Equity, in each case backstopped by certain Consenting Noteholders. The Reorganized Debtors will also enter into a New ABL Credit Facility as of the Effective Date. General Unsecured Claims, which include inter alia all trade-related Claims, Claims arising from the rejection of Unexpired Leases or Executory Contracts and Claims arising from any litigation or other court, administrative or regulatory proceeding, will be paid in full or otherwise left Unimpaired. Holders of Allowed First Lien Notes Claims will receive their pro rata share of (a) Cash in the amount of $1,450,000,000 (but less the sum of Adequate Protection Payments paid on account of the First Lien Notes during the Chapter 11 Cases), (b) 72.5% of New Common Equity (subject to the Agreed Dilution), and (c) 72.5% of the Rights to purchase additional New Common Equity pursuant to the Rights Offering. Holders of Allowed 1.5L Notes Claims, Second Lien Notes Claims, and Borden

_________________________
2 Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meanings given to them in the Plan. To the extent there are any inconsistencies between this Disclosure Statement and the Plan, the Plan shall govern.
3 The Bankruptcy Court entered an order on May 15, 2019, approving assumption of the Restructuring Support Agreement pursuant to section 365 of the Bankruptcy Code authorizing, among other things, the payment of certain fees, expenses and other amounts thereunder, and granting related relief (Docket No. 366).

Debenture Claims (collectively, the “Junior Notes Claims”) will receive their pro rata share of (a) 27.5% of the New Common Equity (subject to the Agreed Dilution) and (b) 27.5% of the Rights to purchase additional New Common Equity pursuant to the Rights Offering. The Agreed Dilution results from the Rights Offering, the Management Incentive Plan, and certain premiums payable under the Equity Backstop Agreement and the Debt Backstop Agreement (to the extent such premiums due under such agreements are elected to be received in the form of New Common Equity). Holders of Equity Interests will receive no distributions and all such Equity Interests will be cancelled. Copies of the Rights Offering Procedures, the Equity Backstop Agreement, and the Debt Backstop Agreement are attached hereto as Exhibit C, Exhibit D, and Exhibit E, respectively.4

In addition, the Plan includes certain release, injunctive, and exculpatory provisions described in greater detail below.

This Disclosure Statement sets forth certain information regarding the prepetition operating and financial history of the Debtors, the events leading up to the commencement of the Chapter 11 Cases, material events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations, and capital structure of the Reorganized Debtors if the Plan is confirmed and the Effective Date occurs. This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of confirmation and effectiveness of the Plan, certain risk factors (including those associated with securities to be issued under the Plan), the manner in which distributions will be made under the Plan, and certain alternatives to the Plan.

On May 22, 2019, the Bankruptcy Court entered the Disclosure Statement Order (Docket No. 441) approving this Disclosure Statement as containing “adequate information,” i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor to make an informed judgment about the Plan.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

A.	Material Terms of the Plan
The Plan is the product of extensive, vigorous, arm’s-length and good-faith negotiations among the Debtors and the Consenting Parties. The Plan will allow the Debtors to strengthen their balance sheet by reducing their leverage by more than half relative to their prepetition leverage, as described more fully herein, and will also ensure that the Debtors continue to operate as a going concern, preserving the jobs of the Debtors’ employees.

The Debtors believe that the implementation of the Plan is in the best interests of the Debtors and their stakeholders. For all of the reasons described in this Disclosure Statement, the Debtors urge you to return your Ballot accepting the Plan by the Voting Deadline, which is June 19, 2019, at 5:00 p.m. Eastern Time.

_________________________
4 The Bankruptcy Court entered orders on May 15, 2019, granting authority to enter into the Equity Backstop Agreement and the Debt Backstop Agreement pursuant to section 363 of the Bankruptcy Code and authorizing, among other things, the payment of certain fees, expenses and other amounts thereunder, and granting related relief (Docket Nos. 367, 368). The Bankruptcy Court approved the Rights Offering Procedures through entry of the Disclosure Statement Order on May 22, 2019 (Docket No. 441).

The following table summarizes the material terms of the Plan and certain related agreements. For additional description of the Plan, please refer to the discussion in Article V (entitled “SUMMARY OF THE PLAN”) of this Disclosure Statement, and the Plan itself:

Treatment of Certain Claims and Interests
As further detailed therein, the Plan contemplates the following treatment of Claims and Interests:

•
General Administrative Claims. Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) (with the consent of the Required Consenting Noteholders not to be unreasonably withheld) agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will be paid the full unpaid amount of such Allowed General Administrative Claim in Cash: (a) on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if a General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors (with the consent of the Required Consenting Noteholders not to be unreasonably withheld) or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice. These Claims are unclassified under the Plan and are not entitled to vote.

•
Professional Fee Claims. On or immediately prior to the Effective Date, the Debtors shall pay all amounts owing to the Retained Professionals for all unpaid Professional Fee Claims relating to prior periods and for the period ending on the Effective Date. The Retained Professionals shall estimate Professional Fee Claims due for periods that have not been billed as of the Effective Date, which amounts, for the avoidance of doubt, shall be paid on or immediately prior to the Effective Date. On or prior to forty-five (45) days after the Effective Date, each Retained Professional shall file with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Debtors may pay Retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order; and provided, further, that any Retained Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Professional Fee Claim must be filed and served on the Debtors and the requesting party no later than twenty (20) days after such Professional Fee Claim is filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Professional Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Retained Professional shall remit any overpayment to the Debtors and the Debtors shall pay any unpaid amounts to each Retained Professional. These Claims are unclassified under the Plan and are not entitled to vote.

•
DIP Facility Claims. In full and final satisfaction, settlement, release and discharge of and in exchange for release of all Allowed DIP Facility Claims, on the Effective Date, the Allowed DIP Facility Claims shall be paid indefeasibly in Cash in full (including, in the case of DIP Facility Claims arising under the DIP Term Loan Facility, by the repayment in Cash in full of the DIP Intercompany Loan by Hexion Inc. to Hexion International Holdings B.V. and the immediate repayment in Cash in full of the DIP Facility Claims arising under the DIP Term Loan Facility by Hexion International Holdings B.V.), or receive such other treatment as agreed by the Debtors (with the consent of the Required Consenting Noteholders not to be unreasonably withheld), the applicable Holder of an Allowed DIP Facility Claim and, as applicable, the applicable DIP Agent. All of the Debtors’ contingent and unliquidated obligations under the DIP Credit Agreements, including, without limitation, the DIP Agents’ and the DIP Lenders’ rights to indemnification from the Debtors, to the extent any such obligation has not been paid in Cash in full on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provisions thereof to the contrary. These Claims are unclassified under the Plan and are not entitled to vote.

•
Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree (with the consent of the Required Consenting Noteholders not to be unreasonably withheld) to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. These Claims are unclassified under the Plan and are not entitled to vote.

•
Other Priority Claims. Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree (with the consent of the Required Consenting Noteholders not to be unreasonably withheld) to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in Cash or other treatment, rendering such Claim Unimpaired. These Claims are unclassified under the Plan and are not entitled to vote.

•
United States Trustee Statutory Fees. The Debtors and the Reorganized Debtors, as applicable, shall pay all quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. These Claims are unclassified under the Plan and are not entitled to vote.

•
Other Secured Claims. Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor with the reasonable consent of the Required Consenting Noteholders, shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim,

(iii) receive any other treatment that would render such Claim Unimpaired. These Claims are Unimpaired under the Plan and are not entitled to vote (deemed to accept).

•
First Lien Notes Claims. Except to the extent that a Holder of an Allowed First Lien Notes Claim agrees to less favorable treatment (with the consent of the Required Consenting Noteholders not to be unreasonably withheld), in exchange for full and final satisfaction, settlement, release, and discharge of each First Lien Notes Claim, (x) each Holder of an Allowed First Lien Notes Claim shall receive its Pro Rata Share of the 6.625% First Lien Notes Ration, the 10.000% First Lien Notes Ration or the 10.375% First Lien Notes Ration, as applicable, of the First Lien Notes Recovery, and (y) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash, all outstanding First Lien Notes Trustee Fees.[5]  These Claims are Impaired under the Plan and are entitled to vote.

•
Junior Notes Claims.  Except to the extent that a Holder of an Allowed Junior Notes Claim agrees to less favorable treatment (with the consent of the Required Consenting Noteholders not to be unreasonably withheld), in exchange for full and final satisfaction, settlement, release, and discharge of each Junior Notes Claim, (x) each Holder of an Allowed Junior Notes Claim shall receive its Pro Rata Share of (i) 27.5% of New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants), subject to the Agreed Dilution, and (ii) 27.5% of the Rights, and (y) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash, all outstanding Junior Notes Trustee Professional Fees. These Claims are Impaired under the Plan and are entitled to vote.

•
General Unsecured Claims. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment (including, without limitation, with respect to the Consenting Sponsor Claim Settlement), in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed General Unsecured Claim (subject to Article III.C), on the later of (i) the Effective Date (or as soon as practicable thereafter) or

_________________________

[5]  The above-mentioned “Rations” are applicable percentages of the First Lien Notes Recovery, which are allocated between the 6.625% First Lien Notes, 10.000% First Lien Notes and 10.375% First Lien Notes based on existing agreements between the Holders of the First Lien Notes. The First Lien Notes Recovery means, collectively, (i) Cash in the amount of $1,450,000,000 less the aggregate amount of Adequate Protection Payments made to the Holders of First Lien Notes Claims during the Chapter 11 Cases, (ii) 72.5% of New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) (subject to the Agreed Dilution), a portion of which may be in the form of New Warrants to the extent permitted by the Plan, and (iii) 72.5% of the Rights.

(ii) the date such General Unsecured Claim becomes due and payable, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash in an amount equal to such Allowed General Unsecured Claim, or such other treatment that will render such Claim Unimpaired, including, but not limited to, Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code. For the avoidance of doubt, no provision of the Plan shall diminish, enhance, or modify any applicable nonbankruptcy legal, equitable, and/or contractual rights of any Holder of a General Unsecured Claim to receive payment on account of such Claim, subject, however, to any applicable limitations on the allowance of such Claims under the Bankruptcy Code and to the rights of the Debtors, Reorganized Debtors, or any party in interest to dispute or defend such Claim in accordance with applicable nonbankruptcy law as if the Chapter 11 Cases had not been commenced. These Claims are Unimpaired under the Plan and are not entitled to vote (deemed to accept).

•
Subordinated Securities Claims. Subordinated Securities Claims shall be discharged, cancelled, released and extinguished on the Effective Date. Each Holder of Subordinated Securities Claims shall receive no recovery or distribution on account of such Subordinated Securities Claims. These Claims are Impaired under the Plan and are not entitled to vote (deemed to reject).

•
Intercompany Claims. No property will be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors with the consent of the Required Consenting Noteholders. These Claims are either Impaired or Unimpaired under the Plan and in either case are not entitled to Vote (deemed to accept or to reject).

•
Intercompany Interests. Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure. These Claims are either Impaired or Unimpaired under the Plan and in either case are not entitled to Vote (deemed to accept or to reject).

•
Equity Interests. Holders of Equity Interests shall receive no distribution on account of their Equity Interests. On the Effective Date, all Equity Interests will be canceled, released, and extinguished, and will be of no further force or effect. These Claims are Impaired under the Plan and are not entitled to vote (deemed to reject).

Rights Offering
The Debtors will conduct a Rights Offering which will provide Holders of Allowed First Lien Notes Claims and Allowed Junior Notes Claims rights to purchase for cash their Pro Rata Shares (see Treatment of Certain Claims, above) of $300 million of New Common Equity issued on the Effective Date at a 35% discount to a stipulated post-new money equity value of $1.374 billion. The Rights Offering will be backstopped by certain Consenting Noteholders pursuant to the Equity Backstop Agreement. Holders of Allowed First Lien Notes Claims and Junior Notes Claims will have the right to oversubscribe for the purchase of New Common Equity in the Rights Offering, subject to the procedures and limitations set forth in the Rights Offering Procedures.

New Warrants
Any Backstop Party (together with its Affiliates) that would otherwise be entitled to receive more than 9.9% of the aggregate amount of the New Common Equity to be issued as of the Effective Date (excluding New Common Equity to be issued to other Backstop Parties that would entitle them to receive more than 9.9% of the New Common Equity to be issued as of the Effective Date and excluding New Common Equity issued pursuant to the Management Incentive Plan) based upon (x) its holdings of Notes as of the subscription expiration deadline for the Rights Offering, (y) its participation in the Rights Offering (including oversubscription rights) and (z) any shares of New Common Equity payable to such Backstop Party as Equity Backstop Premium and the Debt Backstop Premium, may elect to receive New Warrants (perpetual warrants issued by Reorganized Hexion with a nominal exercise price to purchase a corresponding amount of New Common Equity) in lieu of such portion of New Common Equity that would otherwise be issued to such Backstop Party and its Affiliates under the Plan in excess of 9.9% of the aggregate amount of New Common Equity issued as of the Effective Date (excluding New Common Equity to be issued to other Backstop Parties that would entitle them to receive more than 9.9% of the New Common Equity to be issued as of the Effective Date and excluding New Common Equity issued pursuant to the Management Incentive Plan), provided that any Backstop Party eligible to elect to receive New Warrants under the Plan may only elect to receive New Warrants up to an equivalent of 3.5% of the New Common Equity issued as of the Effective Date (including any New Common Equity issuable upon exercise of the New Warrants but excluding New Common Equity issued pursuant to the Management Incentive Plan) and the shares of New Common Equity represented by New Warrants shall be shares that would have otherwise been issued under the Plan as First Lien Notes Recovery and/or in exchange for Junior Notes Claims.

Registration Rights Agreement
On the Effective Date, Reorganized Hexion and certain Holders of the New Common Equity shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

New Debt
The Debtors’ exit financing will comprise the following:

•    New Long-Term Debt.  An aggregate of $1.641 billion new debt, comprising a term loan credit facility to be entered into by the Reorganized Debtors on the Effective Date and/or senior notes to be issued (or guaranteed) by certain of the Reorganized Debtors on the Effective Date, including for the avoidance doubt, any portion of such financing extended pursuant to the commitments provided under the Debt Backstop Agreement; and

•    New ABL Credit Facility. A new asset-based revolving credit facility entered into by the Reorganized Debtors on the Effective Date.

Backstop Agreements and Premiums
The Rights Offering and the New Long-Term Debt will be backstopped as follows:

•    Equity Backstop Agreement and Premium. Pursuant to the Equity Backstop Agreement among the Debtors and the Equity Backstop Parties thereto, the Equity Backstop Parties will backstop the Rights Offering on a several, and not joint and several, basis in exchange for the Equity Backstop Premium of 8% of the obligations backstopped thereunder, which premium was earned in full upon entry of the EBA Approval Order and which is payable either in Cash or in New Common Equity at the option of each Equity Backstop Party.

•    Debt Backstop Agreement and Premiums. Pursuant to the Debt Backstop Agreement among the Debtors and the Debt Backstop Parties thereto, the Debt Backstop Parties will backstop the New Long-Term Debt on a several, and not joint and several, basis in exchange for (a) the Debt Backstop Premium of 3.375% of the backstop commitments thereunder payable either in Cash or in New Common Equity at the option of each Debt Backstop Party and (b) for certain Debt Backstop Parties, the Additional Debt Backstop Premium of 1.5% of the backstop commitments thereunder payable in Cash, both of which premiums (described in (a) and (b)) were earned in full upon entry of the DBA Approval Order.

Management Incentive Plan
Up to 10% of the fully diluted New Common Equity issued on the Effective Date shall be issuable in connection with a management incentive plan, the details and allocation of which shall be determined by the New Board (including with respect to form, structure, allocation, participation, timing, vesting and structure of such issuances).

Corporate Governance
As of the Effective Date, the terms of the current members of the board of managers of Hexion shall expire and, without further order of the Bankruptcy Court, the New Board shall be approved. The New Board will initially consist of seven (7) members, which shall comprise Craig Rogerson, in his capacity as Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, who shall be selected by the Board Committee in consultation with Craig Rogerson in his capacity as Chief Executive Officer; provided that if the New Board is not fully selected by the Effective Date then the members of the New Board selected as of the Effective Date shall select the remaining members in consultation with the Board Committee. The identities of the members of the New Board will be disclosed in the Plan Supplement to the extent known. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the New Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

Compensation and Benefit Arrangements
Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, so long as current and future liabilities associated with such programs have previously been provided or made available to the advisors to the Consenting Noteholders. All Proofs of Claim filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan.
None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Settlement Note
On the Effective Date, the Consenting Sponsors shall receive the $2.5 million senior unsecured Settlement Note to be issued by Reorganized Hexion in full and final satisfaction, compromise, and discharge of any General Unsecured Claims held by the Consenting Sponsors as of the Effective Date, other than any Claims arising under or related to the Debtors’ Indemnification Provisions or the D&O Liability Insurance Policies.

The Settlement Note shall (i) mature on March 31, 2020, (ii) be payable upon any public offering or listing of New Common Equity (or any other equity interests of the Reorganized Debtors) on The Nasdaq Global Select Market, The New York Stock Exchange, or any successor national securities exchanges, on or after the Effective Date, (iii) be freely transferable by the holder, and (iv) contain other terms and conditions reasonably acceptable to the Required Consenting Parties.
The Settlement Note shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute a preferential transfer, fraudulent conveyance, or other voidable transfer under the Bankruptcy Code or any other applicable non-bankruptcy law.

Releases, Injunction and Exculpation
Articles IX.B, IX.C, IX.D and IX.E of the Plan contain certain release, injunction and exculpation provisions that are set forth in Article V.G below.

Article IX.C of the Plan contains a third-party release by Holders of Claims and Interests. Pursuant to Article IX.C of the Plan, each Holder of Claims and Interests is deemed to grant a third-party release if such Holder (a) is presumed to accept the Plan, (b) votes to accept the Plan, (c) is entitled to vote on the Plan and abstains from voting on the Plan or votes to reject the Plan and does not opt out of the releases provided by the Plan, or (d) is deemed to reject the Plan and does not timely object to confirmation of the Plan with respect to the releases.

Means of Implementation
The Plan contains standard means of implementation, including provisions authorizing the Debtors to engage in corporate restructuring transactions (including incurring the New Debt and issuing the New Common Equity), provisions regarding cancellation of prepetition debt agreements and equity interests, provisions specifying the sources of Plan distributions, provisions regarding the Reorganized Debtors’ corporate existence and corporate governance, and the vesting of assets in the Reorganized Debtors, among other matters.

Good Faith Compromise
Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

Proofs of Claim
There is no bar date for the submission of Claims. The Debtors will make distributions in accordance with their books and records. Accordingly, Holders of Claims shall not be required to File a Proof of Claim, and except as otherwise expressly set forth in the Plan (including with respect to Claims arising from the rejection, if any, of Unexpired Leases or Executory Contracts), no parties should File a Proof of Claim. The Plan expressly provides that (a) Administrative Claims must be filed by the Administrative Claims Bar Date, and (b) Claims arising from the Debtors’ rejection (if any) of Executory Contracts or Unexpired Leases must be filed within thirty (30) days after entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

B.	Voting on the Plan

The Disclosure Statement Order (Docket No. 441) approved certain procedures governing the solicitation of votes on the Plan from Holders of Claims against the Debtors, including setting the deadline for voting, which Holders of Claims are eligible to receive Ballots to vote on the Plan, and other voting procedures.
THE DISCLOSURE STATEMENT ORDER IS HEREBY INCORPORATED BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN. YOU SHOULD READ THE DISCLOSURE STATEMENT ORDER, THE CONFIRMATION HEARING NOTICE, AND THE INSTRUCTIONS ATTACHED TO YOUR BALLOT IN CONNECTION WITH THIS SECTION, AS THEY SET FORTH IN DETAIL PROCEDURES GOVERNING VOTING DEADLINES AND OBJECTION DEADLINES.
The Plan, though proposed jointly and consolidated for purposes of making distributions to Holders of Claims under the Plan, constitutes a separate Plan proposed by each Debtor. Therefore, the classifications set forth in the Plan apply separately with respect to each Plan proposed by, and the Claims against and Interests in, each Debtor. Your vote will count as votes for or against, as applicable, each Plan proposed by each Debtor.

1.	Parties Entitled to Vote on the Plan
Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on the plan (unless, for reasons discussed below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
The following table summarizes which Classes are Impaired, which are entitled to vote on the Plan, the estimated Allowed amount (in USD millions), and the estimated recovery percentage for each of the Classes of Claims provided for in the Plan.

The table is qualified in its entirety by reference to the full text of the Plan.

Class	Designation	Impaired	Entitled to Vote	Est. Amount	Est. Recovery [6]
1	Other Secured Claims	No	No (deemed to accept)	$4,000,000	100%
2	First Lien Notes Claims	Yes	Yes	2496558681 [7]	84.6%-89.3% [8]
3	Junior Notes Claims	Yes	Yes	1088256318 [9]	23.1%-27.1% [10]
4	General Unsecured Claims	No	No (deemed to accept)	228000000 [11]	100%
5	Subordinated Securities Claims	Yes	No (deemed to reject)	$0	0%
6	Intercompany Claims	Yes/No	No (deemed to accept or reject)	$N/A	N/A
7	Intercompany Interests	Yes/No	No (deemed to accept or reject)	$N/A	N/A
8	Equity Interests	Yes	No (deemed to reject)	$0	0%

Accordingly, only Holders of record of Claims in Classes 2 and 3, as of May 16, 2019, the Voting Record Date established by the Debtors for purposes of the solicitation of votes on the Plan, are entitled to vote on the Plan. If your Claim or Interest is not in one of these Classes, you are not entitled to vote on the Plan and you will not receive a Ballot with this Disclosure Statement. If your Claim is in one of these Classes, you should read your Ballot and follow the listed instructions carefully. Please use only the Ballot that accompanies this Disclosure Statement.

_________________________
6 Prior to dilution of New Common Equity through Management Incentive Plan.
7 Includes principal and interest accrued prior to the Petition Date.
8 Range represents recoveries in the absence of Rights Offering participation (84.6%) through full Rights Offering Participation (89.3%).
9 Includes principal and interest accrued prior to the Petition Date.
10 Range represents recoveries in the absence of Rights Offering participation (23.1%) through full Rights Offering Participation (27.1%).
11 Includes trade claims, litigation/environmental reserve, long-term pension obligations, and certain other estimated liabilities, without reduction for amounts paid on such liabilities after the Petition Date; actual amount expected to be meaningfully lower than estimate due to post-petition payments.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not cast, solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order (Docket No. 441) also sets forth assumptions and procedures for determining the amount of Claims that each creditor is entitled to vote in these Chapter 11 Cases and how votes will be counted under various scenarios.
Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of a plan of reorganization, notwithstanding the nonacceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept a proposed plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. The Debtors are seeking confirmation pursuant to section 1129(b) of the Bankruptcy Code to the extent that one or more impaired classes vote to reject the Plan.
The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds (⅔) in dollar amount and more than one-half (½) in number of the claims of that class that cast ballots for acceptance or rejection of a plan. Thus, acceptance by a class of claims occurs only if at least two-thirds (⅔) in dollar amount and a majority in number of the holders of claims voting cast their ballots to accept the plan.

2.	Solicitation Package
The package of materials (the “Solicitation Package”) sent to Holders of Claims entitled to vote on the Plan contains:

•	a copy of the notice of the Confirmation Hearing (the “Confirmation Hearing Notice”);

•	a copy of this Disclosure Statement together with the exhibits thereto, including the Plan;

•
a copy of the Disclosure Statement Order entered by the Bankruptcy Court (Docket No. 439) that approved this Disclosure Statement, established the voting procedures, scheduled a Confirmation Hearing, and set the Voting Deadline and the deadline for objecting to Confirmation of the Plan; and

•	for Holders of Claims in voting Classes (i.e., Classes 2 and 3), an appropriate form of Ballot, instructions on how to complete the Ballot, and a prepaid, pre-addressed Ballot return envelope.
In addition, the Plan, the Disclosure Statement, and, once they are filed, all exhibits to both documents (including the Plan Supplement) will be made available online at no charge at the website maintained by the Debtors’ Voting Agent at http://www.omnimgt.com/HexionRestructuring. The Debtors will provide parties in interest (at no charge) with hard copies of the Plan and/or Disclosure Statement, as well as any exhibits thereto, upon request to the Voting Agent by email at hexion@omnimgt.com or by telephone for U.S. callers at 888-204-1627 and for international callers at 818-906-8300.

3.	Voting Procedures, Ballots, and Voting Deadline
If you are entitled to vote to accept or reject the Plan, a Ballot(s) has been enclosed in your Solicitation Package for the purpose of voting on the Plan. Please vote and return your Ballot(s) in accordance with the instructions accompanying your Ballot.

Prior to voting on the Plan, you should carefully review (1) the Plan and the Plan Supplement, (2) this Disclosure Statement, (3) the Disclosure Statement Order, (4) the Confirmation Hearing Notice, and (5) the detailed instructions accompanying your Ballot.
Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. If you (1) hold Claims in more than one voting Class, or (2) hold multiple Claims within one Class, including if you (a) are the beneficial owner of Claims held under the name of your broker, bank, dealer, or other agent or nominee (each, a “Voting Nominee”) (rather than under your own name) through one or more than one Voting Nominee or (b) are the beneficial owner of Claims registered in your own name as well as the beneficial owner of Claims registered under the name of your Voting Nominee (rather than under your own name), you may receive more than one Ballot.
The Debtors believe that all Holders of Claims entitled to vote on the Plan hold their Claims through Voting Nominees. As a result, for your votes with respect to such Claims to be counted, your Ballots must be mailed to the appropriate Voting Nominees at the addresses on the envelopes enclosed with your Ballot(s) (or otherwise delivered to the appropriate Voting Nominees in accordance with such Voting Nominees’ instructions) so that such Voting Nominees have sufficient time to record the votes of such beneficial owner on a master ballot aggregating votes of Beneficial Holders (a “Master Ballot”) and return such Master Ballot so it is actually received by the Voting Agent by the Voting Deadline.
All Master Ballots, in order to be counted, must be properly completed in accordance with the voting instructions on the Master Ballot and actually received from your Voting Nominee no later than the Voting Deadline (i.e., June 19, 2019, at 5:00 p.m. (Eastern Time)) by the Voting Agent through one of the following means:
Mail, Courier, or Personal Delivery:     Hexion Holdings LLC
                    c/o Omni Management Group, Inc.
                    5955 DeSoto Avenue, Suite 100
                    Woodland Hills, CA 91367
Electronic Mail:             hexionballots@omnimgt.com
Online Upload:             www.omnimgt.com/hexionballots
Detailed instructions for completing and transmitting Ballots and Master Ballots are included with the Ballots and Master Ballots, respectively, provided in the Solicitation Package.
If the Voting Agent receives more than one timely, properly completed Master Ballot with respect to a single Claim prior to the Voting Deadline, the vote that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the vote recorded on the last timely, properly completed Master Ballot, as determined by the Voting Agent, received last with respect to such Claim.
If you are a Holder of a Claim who is entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot, or the procedures for voting on the Plan, please contact the Voting Agent at the phone numbers or email address listed above or your Voting Nominee.
Before voting on the Plan, each Holder of a Claim in Classes 2 or 3 should read, in its entirety, this Disclosure Statement, the Plan and the Plan Supplement, the Disclosure Statement Order (Docket No. 441), the

Confirmation Hearing Notice, and the instructions accompanying the Ballots. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated. Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

C.	Confirmation Hearing and Deadline for Objections to Confirmation
The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for June 24, 2019, at 10:00 a.m. (Eastern Time), before the Honorable Judge Kevin Gross, United States Bankruptcy Judge for the District of Delaware, in the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, 6th Floor, Courtroom #2, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice. Any objection to Confirmation must (1) be in writing, (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party, and (3) state with particularity the basis and nature of such objection. Any such objections must be filed and served upon the persons designated in the Confirmation Hearing Notice in the manner and by the deadline described therein.

D.	Advisors
The Debtors’ bankruptcy legal advisors are Latham & Watkins LLP and Richards, Layton & Finger, P.A. Their financial advisor is Moelis & Company. Their restructuring advisor is AlixPartners. The Debtors’ advisors can be contacted at:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Telephone: (212) 906-1200
Facsimile: (212) 751-4864
Attn: George A. Davis
                    Andrew M. Parlen
                    Hugh K. Murtagh
- and -
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Telephone: (312) 876-7700
Facsimile: (312) 993-9767
Attn: Caroline A. Reckler
                      Jason B. Gott
Moelis & Company 399 Park Avenue, Fifth Floor New York, New York 10022 Telephone: (212) 883-3800 Facsimile: (212) 880-4260 Attn: Zul Jamal Andrew Swift

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Fax: (302) 651-7701
Attn: Mark D. Collins
                      Michael J. Merchant
                      Amanda R. Steele
                      Brendan J. Schlauch
AlixPartners 909 Third Avenue New York, New York 10022 Telephone: (212) 490-2500 Facsimile: (212) 490-1344 Attn: Randall Eisenberg Steve Spitzer

II.
OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Corporate Structure
Hexion Holdings LLC is the sole member of Hexion LLC, which is the sole owner of Hexion Inc. Hexion Inc. is the direct or indirect parent of all of the Debtors in these Chapter 11 Cases as well as the non-Debtor affiliates.

A detailed organizational chart is attached hereto as Exhibit F. The following is a simplified version12:
_________________________
12 The simplified chart set forth herein does not reflect that a single non-operating foreign subsidiary, Hexion Nova Scotia Finance ULC, which is an issuer of the Debtors’ 9.00% Second Lien Notes (as defined herein), is also a Debtor.

B.	The Debtors’ Corporate History
Hexion was formed in 2005 through the combination of Borden Chemical, Inc., Resolution Performance Products LLC and Resolution Specialty Materials LLC. Together, these legacy companies had been leaders in the specialty chemicals industry for over a hundred years.

In 2010, Hexion LLC (formerly known as Momentive Specialty Chemicals Holdings LLC), and Momentive Performance Materials Holdings Inc. (“MPM Holdings”), the parent company of Momentive Performance Materials Inc. (“MPM”), became subsidiaries of a newly formed holding company, Hexion Holdings LLC (formerly known as Momentive Performance Materials Holdings LLC, “Hexion Holdings”). We refer to this transaction as the “Momentive Combination.” As a result of the Momentive Combination, Hexion Holdings became the ultimate parent of MPM and Hexion. Hexion Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”).

During the period between 2010 and 2014, MPM and Hexion maintained a common parent but maintained separate capital structures. Also, a shared services agreement was put in place to allow for MPM and Hexion to utilize a common management team to operate the businesses and to share administrative costs between the two companies. As a result of the 2014 chapter 11 proceedings of MPM, Hexion and MPM no longer share a common parent. Hexion has nevertheless maintained certain important contractual relationships with MPM including, until recently, a shared services agreement.

In December 2014, the company resumed use of the Hexion name, noting at the time the desire to align itself with the heritage described above.

C.	The Debtors’ Business Operations
The Debtors, together with their non-debtor affiliates (the “Non-Debtor Affiliates”), are leaders in the field of thermoset resins. These resins are created through a variety of chemical processes, and they serve an even broader array of industrial purposes. Among thousands of applications and end markets, Hexion’s products are used in forest products, architectural and industrial coatings and adhesives, packaging, consumer products, composites and automotive coatings. Hexion serves many industry sectors, including industrial/marine, construction, consumer/durable goods, automotive, wind energy, aviation, electronics, architectural, civil engineering, repair/remodeling and oil and gas field support. Importantly, this product and customer diversity limits Hexion’s dependence on any one market or end-use. Finally, Hexion has a history of product innovation and success in introducing new products to new markets, as evidenced by over 750 granted patents, the majority of which relate to the development of new products and manufacturing processes. Hexion is constantly looking at new ways to introduce new products in its currently established markets.

1.	Business Segments

Hexion divides its business into two operating segments13 for reporting purposes: the Epoxy, Phenolics and Coatings Resins Division (“EPCD”) and the Forest Products Division (“FPD”). As detailed below, the EPCD segment comprises a variety of epoxy and phenolic specialty products, while FPD focuses on formaldehyde and formaldehyde-based resins useful in wood-adhesion applications.

_________________________
13 Hexion reports a third segment, Corporate and Other, which is primarily corporate, general and administrative expenses that are not allocated to the other segments, such as shared service and administrative functions, unallocated foreign exchange gains and losses and legacy company costs not allocated to continuing segments.

a.	Epoxy, Phenolics and Coatings Resins Segment Division (EPCD)

EPCD further divides into the five business units detailed below.

•
Base Epoxy Resins & Intermediates. Hexion is one of the world’s largest suppliers of base epoxy resins. Base epoxy resins are used primarily in coatings including “electrocoat” applications for the automotive industry, powder coatings for automotive, oil and gas, general industry and white goods (e.g., appliances), and heat-cured coatings for metal packaging, coiled steel and general industry.

•
Epoxy Specialty Resins. Hexion is a leading producer of epoxy specialty resins including infusion resins and bonding pastes for the wind turbine industry, low-emission waterborne coatings to combat corrosion, and blends and resins for lightweight materials and composites critical to the automotive and aircraft industries.

•
Versatics. Hexion is a leading producer of versatic acids and derivatives. Versatic acids and derivatives are specialty monomers that provide performance advantages for finished coatings, including superior adhesion, water resistance, appearance and ease of application. Applications for these specialty monomers include decorative, automotive and protective coatings.

•
Phenolic Specialty Resins. Hexion is a leading producer of phenolic specialty resins, which are used in applications that require extreme heat resistance and strength, such as after-market automotive and OEM truck brake pads, filtration, aircraft components and foundry resins. These products are sold under globally recognized brand names such as BORDEN, BAKELITE, DURITE and CELLOBOND. Hexion’s phenolic specialty resins are also known for their binding qualities and are used widely in the production of mineral wool and glass wool used for commercial and domestic insulation applications.

•	Oilfield. Hexion is an innovator in oilfield specialty products, including additives both for drilling and for cementing, and resin-coated proppants.

b.	Forest Products Segment Division (FPD)
FPD further subdivides into the two business units detailed below.

•	Formaldehyde. Hexion is a significant producer of formaldehyde, a key raw material used to manufacture thousands of other chemicals and products.

•
Forest Products Resins / Wood Adhesive. Hexion is the leading producer of formaldehyde-based resins for the North American forest products industry, and also holds significant positions in Latin America, Australia, New Zealand, and Europe. Formaldehyde-based resins, also known as forest products resins, are a key adhesive and binding ingredient used in the production of a wide variety of engineered lumber products, including medium-density fiberboard, particleboard, oriented strand board and various types of plywood and laminated veneer lumber. These products are used in a wide range of applications in the construction, remodeling and furniture industries.

2.	Production Facilities

The Debtors and the Non-Debtor Affiliates have 47 total active production sites around the world. Through their worldwide network of strategically located production facilities, the Debtors and their Non-

Debtor Affiliates serve more than 3,100 customers in approximately 85 countries. The following map illustrates Hexion’s global operations:
Most of the Debtors’ facilities are used for the production of thermosetting resins, and most of them manufacture more than one type of thermosetting resin, the nature of which varies by site. These facilities typically use batch technology, and range in size from small sites, with a limited number of reactors, to larger sites, with dozens of reactors. In addition, the Debtors, together with their Non-Debtor Affiliates, have the ability to internally produce key intermediate materials such as formaldehyde, BPA, ECH, and versatic acid. This backward integration provides cost advantages and facilitates adequacy of supply. These facilities are usually co-located with downstream resin manufacturing facilities they serve. As these intermediate materials facilities are often much larger than a typical resins plant, the Debtors, and their Non-Debtor Affiliates generally, capture the benefits of manufacturing efficiency and scale by selling excess production to third parties.

The Debtors own or lease 27 production facilities in the United States. The following chart details the Debtors’ facilities:

Count	Segment	Site	St.	Owned/Leased	Employees+
1	FPD & EPCD - PSR	Louisville	KY	Owned	120
2	EPCD – BERI	Deer Park	TX	Owned*	130
3	EPCD – EPS	Argo	IL	Owned*	40
4	FPD	Hope	AR	Owned	25
5	FPD	Springfield	OR	Owned	50
6	FPD	Fayetteville	NC	Owned	70
7	FPD	Diboll	TX	Owned	40
8	FPD	Luling	LA	Owned*	10
9	FPD	Missoula	MT	Leased	20
10	FPD	Sheboygan	WI	Owned	30
11	FPD	Morganton	NC	Leased	30
12	FPD	Alexandria	LA	Owned	25
13	FPD	Geismar	LA	Owned++	50

14	FPD	Baytown	TX	Owned*	10
15	EPCD - EPS	Lakeland	FL	Owned	45
16	FPD	Acme	NC	Owned	30
17	FPD	LaGrande (Island City)	OR	Owned	10
18	FPD	Moreau	NY	Owned	10
19	FPD	Columbus	GA	Owned*	5
20	FPD	Portland	OR	Owned	5
21	EPCD - Oilfield	Brady^	TX	Owned
22	EPCD - Oilfield	Shreveport^	LA	Owned*
23	EPCD - Oilfield	Cleburne^	TX	Owned
24	FPD	Virginia^	MN	Owned
25	FPD	Mount Jewett^	PA	Owned
26	FPD	Demopolis^	AL	Owned
27	EPCD - Oilfield	Batesville^	AR	Owned
	* Machinery and equipment owned; ground lease + Approximate; includes manufacturing employees, contractors, and regional/commercial staff ++ G6 Formaldehyde Reactor leased ^ Idle

3.	Research and Development

Hexion conducts robust research and development activities geared towards developing and enhancing products, processes and application technologies to maintain Hexion’s position as the world’s largest producer of thermosetting resins. Among other projects, Hexion’s research and development facilities include a broad range of synthesis, testing and formulating equipment and small-scale versions of customer manufacturing processes for applications development and demonstration. Hexion has approximately 360 scientists and technicians worldwide.

More recently, efforts have focused on incorporation of green chemistry principles into technology innovations to remain competitive and to address customer demands for more environmentally preferred solutions. Initiatives include developing resin technologies that reduce emissions, maximize efficiency and increase the use of bio-based raw materials. Some examples of meaningful results of this investment in the development of green products include: EPIKOTE / EPIKURE epoxy systems for wind energy applications, which provide superior mechanical and process properties, reducing air emissions when hours of energy are created; EPIKOTE and Bakelite resin systems for automotive applications, which produce lightweight automotive composite components and other automotive parts that allow customers to build cars with better mileage, reducing air emissions without sacrificing performance; EcoBind Resin Technology, an ultra-low-emitting binder resin used to produce engineered wood products; and Epi-Rez Epoxy Waterborne Resins, which provide for lower volatile organic compounds, reducing air emissions.

4.	Intellectual Property

As of December 31, 2018, Hexion owned, licensed or had rights to over 1000 patent filings and over 1,100 registered trademarks, as well as various patent and trademark applications and technology licenses around the world, which are used or held for use in operations. A majority of these patents relate to developing new products and processes for manufacturing and will expire between 2019 and 2036. Trademarks are renewed on a regular basis. The Debtors own or have the rights over the substantial majority of this intellectual property.

5.	Employees

As of the Petition Date, Hexion had approximately 4,000 employees around the world. Debtor Hexion Inc. employs approximately 1,300 of these employees, including approximately 275 in Columbus, Ohio, providing executive management, oversight, procurement and other globally shared services. None of the other Debtors employs any employees. Approximately 40% of Hexion employees are members of a labor union or are represented by workers’ councils globally that have collective bargaining agreements, including 6% of the Debtors’ U.S. employees.

Debtor Hexion, Inc. sponsors and maintains the Hexion Inc. Pension Plan (the “Hexion Pension Plan”), a defined benefit single-employer pension plan. The Hexion Pension Plan is governed by the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended §§ 1301-1461 (2012, Supp. V 2017) (“ERISA”), and the Internal Revenue Code. The Pension Benefit Guaranty Corporation (“PBGC”), a United States Government corporation, guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA.

PBGC asserts that Hexion Inc. and all members of the controlled group are obligated to pay the contributions necessary to satisfy the minimum funding standards under sections 412 and 430 of the Internal Revenue Code (“IRC”) and sections 302 and 303 of ERISA. 26 U.S.C. § 412(c)(11), 29 U.S.C. § 1082(c)(11). Upon confirmation of the Plan, the Reorganized Debtors will continue to maintain the Hexion Pension Plan, and will contribute to the Hexion Pension Plan the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430. The Debtors have no reason to believe the Hexion Pension Plan will be terminated prior to the Effective Date.

If the Hexion Pension Plan was terminated in the course of the bankruptcy proceeding, under the distress termination provisions of 29 U.S.C. § 1341(c) or under the provisions for PBGC termination initiation of 29 U.S.C. § 1342(a), certain claims would arise. PBGC asserts that in the event of termination of the Hexion Pension Plan, the sponsors of the Hexion Pension Plan and all members of its controlled group, including the Debtors, would be jointly and severally liable for the unfunded benefit liabilities of the terminated Pension Plan. See 29 U.S.C. § 1362(b). Therefore, PBGC asserts that it has an estimated contingent claim, subject to termination of the Hexion Pension Plan, against each of the Debtors for unfunded benefit liabilities. PBGC asserts that in the event of a termination of the Hexion Pension Plan the estimated unfunded benefit liabilities would be $61,500,000. PBGC asserts that this contingent claim is entitled to priority in an unliquidated amount under 11 U.S.C. §§ 507(a)(2) and (a)(8).

PBGC asserts that the sponsor of the Hexion Pension Plan and all other members of its controlled group, including each of the Debtors, are obligated to pay the contributions necessary to satisfy the minimum funding standards under sections 412 and 430 of the Internal Revenue Code and sections 302 and 303 of ERISA. PBGC asserts that it has claims against each of the Debtors under 29 U.S.C. § 1362(c) for contributions owed to the Hexion Pension Plan in an unliquidated amount.

PBGC asserts that the sponsor of the Hexion Pension Plan and all other members of its controlled group, including the Debtors, are jointly and severally liable to PBGC for all unpaid premium obligations owed to the Hexion Pension Plan. See 29 U.S.C. § 1307. PBGC asserts that is has claims against each of the Debtors for statutory premiums owed to PBGC on behalf of the Hexion Pension Plan in an unliquidated amount.

6.	Marketing, Customers, and Seasonality

The Debtors’ products are sold to industrial users around the world with a special focus on the industries highlighted above in discussion of Hexion’s business segments. Those customers include global leaders in the automotive, aircraft, consumer goods, construction, oil and gas, and wind energy industries, as well as other chemical and intermediates companies. Hexion’s products are sold to industrial users worldwide through a combination of a direct sales force that services the larger customers and third-party distributors that more cost-effectively serve Hexion’s smaller customers. Hexion’s customer service and support network is made up of key regional customer service centers. Hexion also has global teams that serve the needs of its global customers for technical support and supply and commercial term requirements. Where operating and regulatory factors vary from country to country, these functions are managed locally.

Neither the Debtors’ overall business nor any of its reporting segments depends on any single customer or a particular group of customers; therefore, the loss of any single customer would not have a material adverse effect on either reporting segment (EPCD or FPD) or the Debtors—or Hexion—as a whole. The Debtors and their Non-Debtor Affiliates’ primary customers are manufacturers, and the demand for our products is seasonal in certain businesses, with the highest demand in the summer months and lowest in the winter months.

Demand for the Debtors’ and their Non-Debtor Affiliates’ products can also be cyclical, as general economic health and industrial and commercial production levels are key drivers for the Debtors’ business.

7.	Management Team
As of the date hereof, the Debtors’ current senior leadership team comprises the following individuals, each of whom has substantial industry experience, and who collectively represent decades of familiarity with Hexion and its predecessor companies:

Hexion Inc. Senior Management
Craig A. Rogerson	Chairman, President, and Chief Executive Officer
George F. Knight	Executive Vice President and Chief Financial Officer
Douglas A. Johns	Executive Vice President, General Counsel, and Corporate Secretary
John P. Auletto	Executive Vice President – Human Resources
Paul G. Barletta	Executive Vice President - Operations
Nathan E. Fisher	Executive Vice President – Procurement
Matthew A. Sokol	Executive Vice President and Chief Administrative Officer

The supervision of the management team and the general course of the Debtors’ affairs and business operations is entrusted to the eight-member Board of Managers of Hexion Inc.’s indirect parent, co-Debtor Hexion Holdings LLC. Each member of the board of directors (the “Board”) has knowledge, experience and expertise relevant to serving as a director, and many of the directors have experience serving on boards of directors of other companies. As of the date hereof, four members are independent of Apollo and are not executives of Hexion Inc.

8.	Shared Services Agreement

As noted, the Debtors and MPM were owned by a common parent from 2010 to 2014, until MPM’s chapter 11 reorganization. Historically, the Debtors and MPM have derived efficiencies and cost savings through sharing services provided by a pool of employees utilized by both companies. These services have included certain aspects of management, administrative support, treasury services, audit and tax functions, financial services, legal affairs, property management, accounting and records keeping, credit management and collections, accounts payable, financial statement preparation, information technology and enterprise resource planning, investor and public relations, environmental, health, and safety, engineering, payroll management, risk management, insurance, human resources, procurement, and export services (collectively, the “Shared Services”) over the term of the relationship. Some of these services have been reduced over the last three years.

To govern the relationship between the two sides as to the Shared Services, Debtor Hexion Inc. and non-Debtor Momentive Performance Materials Inc. entered into to that certain Second Amended and Restated Shared Services Agreement, dated as of October 24, 2014 (the “Shared Services Agreement”). The Shared Services Agreement established certain criteria upon which the costs of such services were allocated between the Debtors and MPM and required that the steering committee formed under the agreement meet no less than annually to evaluate and determine an equitable allocation percentage. The allocation percentages for 2018 and 2017 were 57% and 56%, respectively, for the Debtors and 43% and 44%, respectively, for MPM.

The Shared Services Agreement was renewed for one year starting in October 2018 subject to termination by either Hexion Inc. and its subsidiaries or MPM, without cause, on not less than 30 days’ written notice. On February 11, 2019, MPM provided notice to the Debtors that they would be terminating the Shared Services Agreement effective March 14, 2019. The termination triggered a period of up to 14 months during which the parties will work together to facilitate an orderly transition of services provided under the agreement.

D.	The Debtors’ Prepetition Capital Structure
The description of the Debtors’ Prepetition Capital Structure set forth herein does not reflect the Debtors’ entry into performance under the DIP ABL Facility and the DIP Term Loan Facility (together, the “DIP Facilities”). The DIP Facilities, and their respective collateral, are discussed below at Article IV.D. As a result of the Debtors’ performance under the DIP Facilities, the Debtors have repaid the prepetition ABL in full.

As of the Petition Date, the Debtors had funded debt outstanding of approximately $3.8 billion. The following table summarizes the Debtors’ prepetition indebtedness and capital structure:

(USD in mm)	Maturity	Outstanding	Rate	Estimated Interest Expense
Prepetition ABL*	5-Dec-21	$297	L+2.250%**	$7
10.375% First Lien Notes	1-Feb-22	$560	10.375%	$58

10.000% First Lien Notes	15-Apr-20	$315	10.000%	$32
6.625% First Lien Notes	15-Apr-20	$1,550	6.625%	$103
Total First Lien Debt		$2,722		$199
13.750% 1.5 Lien Notes	1-Feb-22	$225	13.750%	$31
9.000% Second Lien Notes	15-Nov-20	$574	9.000%	$52
Lease Obligations***	Various	$66	Various	N/A
Foreign Local Debt	Various	$127	Various	$17
Total Secured Debt		$3,714		$299
9.200% Borden Debentures	15-Mar-21	$74	9.200%	$7
7.875% Borden Debentures	15-Feb-23	$189	7.875%	$15
Total Unsecured Debt		$263		$22
Total Debt		$3,977		$320
Total Debt (Excluding Foreign Local Debt)		$3,850
Cash & Equivalents		$76
Total Net Debt		$3,901
Total Net Debt (Excluding Foreign Local Debt)		$3,774
* The ABL amount does not include approximately $50 million in letters of credit
** Blended
*** As of January 1, 2019 the Company adopted new lease standards to account for operating leases on the balance sheet.

The collateral securing the Prepetition ABL and the various Secured Notes (both as defined below) was substantially the same, and was subject to largely matching exclusions (and continues to secure the Secured Notes). Among other exclusions, the collateral for the Prepetition ABL and the Secured Notes did not include any Principal Property. “Principal Property” is a term defined in the indenture governing the Borden Debentures (defined below). With limited exceptions, no Principal Property could be made collateral for other financing unless the Borden Debentures were granted ratable security in such Principal Property (which did not occur prepetition).

Subject to the enumerated exclusions, including the exclusion of any Principal Property, collateral for the ABL and the Secured Notes included substantially all of the Debtors’ other personal property.

The following table summarizes the collateral for the prepetition secured debt, and the priorities in respect of the same among the secured instruments:14

Priority	Instrument	Collateral
First Lien	Prepetition ABL
•    Subject to enumerated exclusions, including exclusion of any Principal Property, a first lien on substantially all of the Debtors’ other personal property
•    Priority over the First Lien Notes in respect of the Debtors’ inventory and accounts

First Lien Notes
•    Subject to enumerated exclusions, including exclusion of any Principal Property, a first lien on substantially all of the Debtors’ other personal property
•    Priority over the ABL in respect of the Debtors’ personal property other than inventory and accounts

1.5 Lien	1.5 Lien Notes	• Subject to enumerated exclusions, including exclusion of any Principal Property, a lien junior to the ABL and the First Lien Notes on substantially all of the Debtors’ other personal property
Second Lien	Second Lien Notes
•    Subject to enumerated exclusions, including exclusion of any Principal Property, a lien junior to the ABL and the First Lien Notes and the 1.5 Lien Notes on substantially all of the Debtors’ other personal property

9.	Prepetition ABL
Prior to the Petition Date, Hexion Inc. was a borrower under the Amended and Restated Asset-Based Revolving Credit Agreement dated as of December 21, 2016, by and among, inter alia, Debtor Hexion Inc., as U.S. borrower, certain foreign Non-Debtor Affiliates of Hexion Inc. as foreign borrowers, and JPMorgan Chase Bank, N.A., as administrative agent (among other capacities) (the “Prepetition ABL”).
The Prepetition ABL had a maturity date of December 5, 2021 subject to certain springing maturities linked to outstanding amounts under various of the Debtors’ notes. The Prepetition ABL bore interest at a floating rate based on, at the Company’s option, an adjusted LIBOR rate plus an applicable margin or an alternate base rate plus an applicable margin. As of the Petition Date, the applicable margin for LIBOR rate loans was 2.25% and for alternate base rate loans was 1.25%.

Availability under the Prepetition ABL was $350 million, subject to a borrowing base for U.S. borrowings based on a specified percentage of U.S. eligible accounts receivable and inventory. While Foreign Borrowers could generally rely on the global borrowing base, a “U.S. Sublimit” prevented borrowings by Hexion Inc. when such borrowing would have caused U.S. borrowings to exceed the U.S. borrowing base—effectively limiting U.S. borrowings to the U.S. borrowing base.15 As of the Petition Date, U.S. borrowings under the ABL totaled $143 million, with remaining U.S. availability of $1.7 million after accounting for 49.6 million of Letters of Credit. Foreign Borrowers were borrowers of $203.8 million.

_________________________
14 The description and table for convenience and illustrative purposes only; these are not a complete description of the collateral, or the exclusions thereto, set forth in the collateral agreements governing the Debtors’ secured obligations.

15 At such times, subject to availability to Foreign Borrowers, Foreign Borrowers were able draw and transfer the funds to Hexion Inc. via intercompany loans.

Under the Prepetition ABL and related collateral documents, the Debtors guaranteed all obligations (both domestic and foreign), while the Foreign Borrowers and the foreign guarantors guaranteed only foreign obligations.

The Prepetition ABL was secured by senior liens on most of the inventory and accounts of the Debtors (the “Prepetition ABL Priority Collateral”) and certain inventory, accounts, and other assets of certain of the foreign Non-Debtor Affiliates. The Prepetition ABL was further secured by junior liens (junior in priority only to the First-Lien Notes described below) on collateral that generally included most of the Debtors’ personal property other than the ABL Priority Collateral, subject to certain exclusions—including the exclusion of any Principal Property—and permitted liens (the “Notes Priority Collateral” and together with the Prepetition ABL Priority Collateral, the “Notes Collateral”). As noted, the liens in respect of the assets of the relevant Non-Debtor Affiliates, as Foreign Borrowers and foreign guarantors, secured only the foreign obligations, while the liens in respect of the assets of the Debtors secured all obligations under the ABL.

As discussed further at Article IV.D below, the DIP ABL has replaced the Prepetition ABL.

10.	First Lien Notes
In 2012, Hexion Inc. issued $450 million aggregate principal amount of First-Priority Senior Secured Notes due 2020 (the “6.625% First Lien Notes”). Hexion Inc. issued an additional $1,100 million aggregate principal amount of 6.625% First Lien Notes in January 2013. In 2016, Hexion Inc. issued $315 million aggregate principal amount of 10.000% First Priority Senior Secured Notes due 2020 (the “10.000% First Lien Notes”), proceeds of which were used to discharge maturing debenture indebtedness and to repay all amounts then outstanding under the then-existing ABL. In 2017, Hexion Inc. issued $560 million aggregate principal amount of 10.375% First Priority Senior Secured Notes due 2022 (the “10.375% First Lien Notes” and together with the 6.625% First Lien Notes and the 10.000% First Lien Notes, the “First Lien Notes”), the proceeds of which were used to discharge maturing notes indebtedness and for general corporate purposes. The aggregate outstanding principal amount of First Lien Notes as of the Petition Date is $2,425 million. There were scheduled interest payments due on April 15 in respect of the 6.625% First Lien Notes and the 10.000% First Lien Notes of $51.3 million and $15.8 million, respectively.
Subject to the Carve-Out and any senior Non-Primed Liens (both as defined in the Final DIP Order), the First Lien Notes continue to be secured by senior liens on the Notes Priority Collateral and by junior liens (junior in priority only to the DIP ABL described below) on the Prepetition ABL Priority Collateral.

11.	1.5 Lien Notes
In 2017, Hexion Inc. issued $225 million aggregate principal amount of 13.750% Senior Secured Notes due 2022 (the “1.5 Lien Notes”). The 1.5 Lien Notes continue to be secured by liens on the Notes Collateral that are junior to the liens in such collateral securing the First Lien Notes and the Prepetition ABL (as well as the Carve-Out and any senior Non-Primed Liens) but senior to the liens in such collateral securing the Second Lien Notes (defined below).

12.	Second Lien Notes
In 2010, Debtors Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance ULC issued $574 million aggregate principal amount of 9.000% Second-Priority Senior Secured Notes due 2020 (the “Second Lien Notes” and together with the First Lien Notes and the 1.5 Lien Notes, the “Secured Notes”), proceeds of which were used to refinance existing second-lien note indebtedness. The Second Lien Notes continue to be secured by liens on the Notes Collateral that are junior to the liens in such collateral securing the First Lien Notes, the ABL, and the 1.5 Lien Notes (as well as the Carve-Out and any senior Non-Primed Liens).

13.	Borden Debentures
In 1987 and 1991, Hexion Inc. predecessor Borden Inc. issued its 9.200% debentures due 2021 (the “Borden 2021 Debentures”) and 7.875% debentures due 2023 (the “Borden 2023 Debentures” and together with the 2021 Debentures, the “Borden Debentures”).
The Borden Debentures are unsecured obligations of Hexion Inc. The Borden Debentures indenture contains a negative pledge on the granting of liens on, or taking certain other actions in respect of, any “Principal Property.” A Principal Property is defined therein as any “manufacturing or processing plant or warehouse owned or leased by the issuer of the Borden Debentures or any subsidiary of the issuer and located within the United States of America . . . other than any such plant or warehouse or portion thereof which the Board of Directors reasonably determines not to be a Principal Property after due consideration of the materiality of such property to the business of the Issuer and its Subsidiaries as a whole.”
III.
EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES
The Debtors, together with their Non-Debtor Affiliates, are a strong business with a history of success and excellent long-term prospects. At the same time, the Debtors, together with the Non-Debtor Affiliates, participate in a highly competitive industry with constant pressure on revenue and margins, which in turn pressures EBITDA and liquidity. Prior to the commencement of these Chapter 11 Cases, the Debtors also faced near-term maturities of the majority of their funded debt. These two factors—declining liquidity and impending maturities—created an inflection point that required the Debtors to commence restructuring discussions with their key economic constituents in the late fall of 2018.

A.	Maturities and Liquidity
The Debtors’ high leverage and burdensome debt-service largely created the current situation. Relative to 2018 segment EBITDA, the Debtors entered these Chapter 11 Cases over nine times levered, and they faced annual debt service in excess of $300 million. As debt service remained high, liquidity became a critical issue. Liquidity was further stressed in the first half of the year as seasonality in the Debtors’ business has historically resulted in working capital builds of approximately $100 million during the first quarter.

The Debtors’ business is global and diverse with 60% of the revenues generated outside the U.S. and no end market making up more than 18% of its total revenue base. This diversity has been both a benefit and a challenge for the Debtors’ growth, as global and business cyclicality resulted in flat to declining EBITDA profitability from 2012-2017.

The Debtors have continued to look for ways to reduce costs to improve profitability and cash flows across their businesses. In 2018, for example, the Company further reduced its global headcount and reduced its cost base by approximately $50 million. In 2018, SG&A represented 8% of the Company’s consolidated sales, which is low for a chemical company of comparable size.

These cost reduction efforts contributed to strong performance in 2018. 2018 segment EBITDA of $440 million represents the Debtors’ best operational performance since 2012 and an improvement of 21% over the prior year. Despite this improvement, the Debtors were cash flow negative for fiscal 2018.

Even beyond the prepetition liquidity issues, the Debtors’ leverage created a second pressure—impending maturities. Approximately $2.5 billion of the Debtors’ secured debt was due to mature in 2020. Repaying, in the absence of refinancing, these maturities was not a viable option, and the Debtors were advised that the outlook in capital markets made the likelihood of a reasonable refinancing of such debt facilities unlikely, given the Debtors’ leverage levels. As a result, the Debtors faced a going-concern qualification in their 2018 audit, which would have created increased liquidity pressures from the Debtors’ vendors and given rise to defaults under the Prepetition ABL, thereby causing cross defaults in all of the Debtors’ debt instruments.

In response to the Debtors’ liquidity and maturity issues, the Debtors launched an asset sale process in the 4th quarter of 2017 to generate proceeds to pay down debt and de-lever the company. The initial focus was centered around businesses within the EPCD segment, but when the process did not yield offers that would de-lever the company, the process was expanded to also explore the sale of the FPD businesses. These processes continued through 2018 and the beginning of 2019 but did not result in offers for transactions that the Debtors considered to be in their best interests or those of their creditors and other stakeholders.

B.	Prepetition Restructuring Efforts
In response to these challenges, the Board actively pursued and examined a number of potential strategic alternatives. These efforts included engaging advisors to assist the Debtors in their efforts to restructure their debt for the purpose of de-leveraging the Debtors’ balance sheet and exploring a sale of assets. Specifically, in November 2018, the Debtors retained Moelis & Company (“Moelis”) and Latham & Watkins LLP to assist the Debtors in analyzing their financial position and exploring potential financing and restructuring alternatives. The Debtors also retained AlixPartners in January 2019 to perform a variety of restructuring-related services. In early March 2019, the Debtors, with the assistance of their advisors, initiated a process to evaluate and consider various potential strategic and financial alternatives for the Debtors with a view to maximizing enterprise value, including, among other alternatives, a debt or equity financing, or a recapitalization, either in or out of court.

The Debtors focused their restructuring efforts on discussions with certain Holders of the First Lien Notes (the “First Lien Group”), certain Holders of the 1.5 Lien Notes (the “1.5 Lien Group”), and a group with holdings across the capital structure (the “Crossover Group” and together with the First Lien Group and the 1.5 Lien Group, the “Ad Hoc Groups”). The primary goal of those discussions, and these Chapter 11 Cases, was, and is, to restructure the Debtors’ balance sheet through a plan of reorganization that enjoys the maximum achievable creditor support, is fair to all creditors and other stakeholders, and positions the Debtors and their Non-Debtor Affiliates for success upon emergence.

After the advisors to the Ad Hoc Groups commenced due diligence on the Debtors through information provided in an online data room, the Debtors commenced good-faith, arm’s-length negotiations regarding a potential restructuring that would materially de-lever the Debtors’ balance sheet and allow the Debtors to retain sufficient liquidity to continue to operate their businesses going forward. In the course of these negotiations, the Debtors and the Ad Hoc Groups exchanged and considered, with the assistance of their respective advisors, numerous restructuring proposals. Throughout this process, the Board continued to seek refinancing alternatives and out-of-court restructuring options.

Ultimately, the Debtors reached a global agreement with all of the Ad Hoc Groups and executed the Restructuring Support Agreement on April 1, 2019.

Thus, faced with a lack of viable options available in the financial markets and impending interest payments in respect of the 6.625% and 10.000% First Lien Notes in an aggregate amount of approximately $67 million due on April 15, 2019, the Board, after engaging in good faith and arm’s-length negotiations with the Ad Hoc Groups as well as other stakeholders, ultimately determined that entry into the Restructuring Support

Agreement and, thereafter, commencement of these Chapter 11 Cases to consummate the transactions contemplated by the Restructuring Support Agreement, was necessary to preserve the Debtors’ going concern value by de-levering their balance sheet.

C.	Restructuring Support Agreement
As noted above, on April 1, 2019, the Debtors and the Consenting Parties entered into the Restructuring Support Agreement, memorializing the Debtors’ and the Consenting Parties’ support for the Plan. The Restructuring Support Agreement enjoys support at every level of the Debtors’ prepetition capital structure, and, as of the date hereof, includes Holders of approximately 90% of the debt to be restructured, including 87% of the First Lien Notes, 99% of the 1.5 Lien Notes, 97% of the Second Lien Notes, and 80% of the Borden Debentures (as defined below).

The Restructuring Support Agreement contains certain covenants on the part of the Debtors and the Consenting Parties, including that the Consenting Noteholders will vote in favor of the Plan and otherwise facilitate the Restructuring, in each case subject to certain terms and conditions in the Restructuring Support Agreement. The consummation of the Plan will be subject to customary conditions and other requirements. The Restructuring Support Agreement also provides for termination by each party upon the occurrence of certain events, including without limitation, termination by the Consenting Noteholders upon the failure of the Debtors to achieve certain milestones set forth in the Restructuring Support Agreement. The relevant milestones to be achieved include (a) entry of the final DIP Order by May 17, 2019, (b) the entry of an order approving the Restructuring Support Agreement, the Equity Backstop Agreement, and the Debt Backstop Agreement by May 31, 2019, (c) the entry of the Disclosure Statement Order by June 28, 2019, (d) the commencement of Plan Confirmation hearings by August 3, 2019, and (e) the effective date of the Plan must have occurred by August 29, 2019.

The Bankruptcy Court entered an order on May 15, 2019, granting a motion seeking the assumption of the Restructuring Support Agreement pursuant to section 365 of the Bankruptcy Code authorizing, among other things, the payment of certain fees, expenses and other amounts thereunder, and granting related relief (Docket No. 366).

IV.
OVERVIEW OF THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases
After the execution of the Restructuring Support Agreement, also on April 1, 2019, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue managing their operations in the ordinary course pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. To facilitate the efficient and expeditious implementation of the Plan, and to minimize disruptions to the Debtors’ operations, the Debtors have filed the following motions.

B.	First Day Motions
On the Petition Date, the Debtors filed multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course (the “First Day Motions”). Such relief was aimed at ensuring a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitating a smooth reorganization through the chapter 11 process, and minimizing disruptions to the Debtors’ businesses. The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits and processing workers’ compensation claims (Docket No. 92);

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms (Docket No. 88);

•	Continue insurance programs (Docket No. 95);

•	Continue the Debtors’ customer programs (Docket No. 97);

•	Pay certain prepetition taxes and fees (Docket No. 91);

•	Pay certain critical vendors and foreign vendors (Docket Nos. 102 and 94);

•	Pay certain lien claimants (Docket No. 98);

•	Establish record date and sell-down procedures for transferring claims (Docket No. 99);

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service (Docket No. 96\); and

•	Obtain postpetition financing and use of cash collateral (Docket No. 103).

C.	Procedural Motions
The Debtors have filed various motions regarding procedural issues common to chapter 11 cases of similar size and complexity, including a motion for entry of an order establishing procedures for the interim compensation and reimbursement of expenses of professionals (Docket No. 175), a motion for entry of an order extending the time for the Debtors to file their schedules and statements until June 17, 2019 (Docket No. 174) and a motion for entry of an order authorizing the Debtors to employ professionals used in the ordinary course of business (Docket No. 176).

D.	DIP Financing
Prior to the Petition Date, the Debtors and their advisors worked to ensure that the Debtors would have ample liquidity available should the Debtors be obliged to commence these Chapter 11 Cases. The process for raising the Debtors’ postpetition financing involved extensive marketing efforts undertaken by Moelis. Moelis engaged both third-party lenders and the Debtors’ existing stakeholders to obtain financing on the most competitive terms possible.

Ultimately, the Debtors entered agreements for the $350 million DIP ABL Facility and the $350 million DIP Term Loan Facility, in each case with J.P. Morgan Chase Bank, N.A. (“JPMC”) as agent to the lenders thereunder, and in each case subject to the approval of the Bankruptcy Court.

Pursuant to the DIP Term Loan Facility, the lenders thereunder agreed to lend, and upon entry of the Interim DIP Order did lend, $350 million to the Debtors’ foreign affiliate Hexion International Holdings B.V. (“HIH BV”). HIH BV agreed to lend, and upon entry of the Interim DIP Order did lend, $350 million dollars to Hexion Inc. Hexion Inc. used the proceeds of the borrowing to repay in full all outstanding obligations under the Prepetition ABL (other than letters of credit). Such repayment included repayment both of Hexion Inc.’s direct borrowings under the Prepetition ABL and the borrowings of the Foreign Borrowers under the Prepetition ABL, creating intercompany loan receivables in favor of Hexion Inc.

Upon repayment of the Prepetition ABL, the Debtors and JPMC amended and restated the Prepetition ABL agreement to become the DIP ABL Agreement, with total availability, subject to entry of the Interim and Final DIP Orders, of $350 million (less the prepetition letters of credit, which were deemed transferred to the DIP ABL Facility). The DIP ABL Facility largely replicates the structure of the Prepetition ABL, including through use of distinct borrowing bases and borrowing limits. As a result, the Debtors may borrow from the Foreign Borrowers during the course of these Chapter 11 Cases in order to gain access to DIP ABL funding that can only be drawn against the Foreign Borrowers’ borrowing bases.

The table below sets forth in summary form the collateral securing the DIP Facilities as well as the relative priorities in such collateral as among the DIP Facilities, the Secured Notes, the Carve-Out, and certain Non-Primed Liens. As the table discloses, the DIP ABL Facility collateral, and the priority of the same, generally matches the collateral and priority of the Prepetition ABL, though it also benefits from junior liens on DIP Term Loan collateral, which comprises most of the Debtors’ previously unencumbered assets, including the Principal Properties. The DIP Term Loan is secured by a senior lien on those previously unencumbered assets (subject to the Carve-Out and permitted Non-Primed Liens).

Priority ˆ	DIP ABL Collateral (Prepetition ABL Priority Collateral)	DIP ABL Collateral (Notes Priority Collateral)	DIP Term Loan Collateral (previously unencumbered assets)
	Carve-Out	Carve-Out	Carve-Out
	Senior Non-Primed Liens [16]	Senior Non-Primed Liens	Permitted Non-Primed Liens[17]
	DIP ABL Liens	First Lien Adequate Protection Liens	DIP Term Loan Liens
	First Lien Adequate Protection Liens	Prepetition First Lien Notes Liens	DIP ABL Liens
	Prepetition First Liens	DIP ABL Liens	First Lien Adequate Protection Liens
	1.5 Lien Adequate Protection Liens	1.5 Lien Adequate Protection Liens	1.5 Lien Adequate Protection Liens
	Prepetition 1.5 Liens	Prepetition 1.5 Liens	Second Lien Adequate Protection Liens
	Second Lien Adequate Protection Liens	Second Lien Adequate Protection Liens
	Prepetition Second Liens	Prepetition Second Liens

_________________________
16 “Non-Primed Liens” mean valid, perfected and unavoidable liens in existence immediately prior to the Petition Date and valid, unavoidable liens in existence as of the Petition Date and perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code that are senior to the DIP ABL Liens.
17 “Permitted Non-Primed Liens” mean Non-Primed Liens of the types specified in Section 6.02(d), (e) and (h) of the DIP Term Loan Agreement, which generally include (a) mechanics’, warehousemens’, and similar liens, (b) certain tax liens, and (c) title exceptions, among other encumbrances.

On April 2, 2019, the Bankruptcy Court approved the Debtors’ entry into and performance under the DIP Facilities on an interim basis (Docket No. 103). On May 1, 2019, the Bankruptcy Court approved the Debtors’ entry into and performance under the DIP Facilities on a final basis (Docket No. 294).
Pursuant to the Final DIP Order, the Creditors’ Committee has a ninety-day (90-day) period to investigate and challenge the stipulations, admissions and releases of the Prepetition Secured Parties (as defined in the Final DIP Order); provided, that, such challenge period deadline is tolled while the RSA remains in effect, until the earlier of (i) the Plan Effective Date and (ii) the date that is ninety (90) days after the RSA is terminated or amended in a manner that adversely impacts the rights or treatment of general unsecured creditors under the Plan premised on the RSA.

E.	Appointment of Creditors’ Committee
On April 10, 2019, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was appointed by the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases (Docket No. 148). Thereafter, the U.S. Trustee filed two amended notices of appointment: (1) adding two members to the Creditors’ Committee on April 24, 2019 (Docket No. 190) and (2) replacing a member who resigned from the Creditors’ Committee on April 29, 2019 (Docket No. 226). The members of the Creditors’ Committee are: The Bank of New York Mellon, Southern Chemical Corporation, Mitsubishi Gas Chemical America, Inc., Agrium US, Inc., Pension Benefit Guaranty Corporation, PVS Chloralkali, Inc., Wilmington Savings Fund Society, FSB, Wilmington Trust Company and Blue Cube Operations LLC.. The Creditors’ Committee has proposed to retain Kramer Levin Naftalis & Frankel LLP and Bayard, P.A. as co-counsel and FTI Consulting, Inc. as its financial advisor.

F.	Backstop Commitment Agreements.

1.	Equity Backstop Agreement
On April 25, 2019, the Debtors entered into the Equity Backstop Agreement. Pursuant to that agreement, the Equity Backstop Parties agree to purchase all of the New Common Equity not subscribed through the Rights Offering on a several, and not joint and several, basis, on the terms set forth therein, and in exchange for certain consideration including the Equity Backstop Premium. A copy of the Equity Backstop Agreement is attached hereto as Exhibit D.
The Bankruptcy Court entered an order on May 15, 2019, approving a motion seeking authority to enter into the Equity Backstop Agreement pursuant to section 363 of the Bankruptcy Code and authorizing, among other things, the payment of the fees, premiums, expenses and other amounts due thereunder, and granting related relief, subject to the Definitive Document Consent Rights (Docket No. 367).

2.	Debt Backstop Agreement
On April 25, 2019, the Debtors entered into the Debt Backstop Agreement. Pursuant to that agreement, the Debt Backstop Parties agree to backstop the New Long-Term Debt on a several, and not joint and several, basis, on the terms set forth therein, and in exchange for certain consideration including the Debt Backstop Premium and the Additional Debt Backstop Premium. A copy of the Debt Backstop Agreement is attached hereto as Exhibit E.
The Bankruptcy Court entered an order on May 15, 2019, approving a motion seeking authority to enter into the Debt Backstop Agreement pursuant to section 363 of the Bankruptcy Code and authorizing, among other things, the payment of the fees, premiums, expenses and other amounts due thereunder, and granting related relief, subject to the Definitive Document Consent Rights (Docket No. 368).

G.	Exclusivity
Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan, before the expiration of which no other party in interest may file a plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

H.	Employee Matters
As of the Petition Date, the Debtors employed approximately 1,300 employees in the U.S.  The Debtors have historically maintained incentive and compensation programs designed to attract, retain, or incentivize key employees.
On April 10, 2019, the Debtors filed Debtors’ Motion for Entry of an Order Approving the Key Employee Retention Program (the “Employee Retention Program Motion”), seeking approval of the key employee retention program (the “KERP”).  On May 1, 2019, the Bankruptcy Court entered an order approving the relief sought in the Employee Retention Program Motion (Docket No. 291).
The Debtors’ KERP, as further described in the Employee Retention Program Motion, allows the Debtors to compensate certain key non-insider employees critical to the Debtors’ businesses and reorganization with retention bonuses in an aggregate amount of up to $2 million.  Each key non-insider employee identified by the Debtors as a participant in the KERP will receive an award upon the Debtors’ emergence from chapter 11 based on their level within the organization and their criticality to the ongoing operation of the Debtors’ businesses.
V.
SUMMARY OF THE PLAN
THE TERMS OF THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT, ARE INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN).

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO

IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

A.	Classification and Treatment of Claims and Interests under the Plan.
Under the Bankruptcy Code, only “allowed” claims and Interests may receive distributions under a chapter 11 plan. In general, an “allowed” claim or “allowed” interest means that the debtor agrees (or the bankruptcy court has ruled) that the claim or interest, including the amount, is in fact, a valid obligation of the debtor.

The Bankruptcy Code also requires that, for purposes of treatment and voting, the chapter 11 plan divide the different claims against, and interests in, the debtor into separate classes based upon their legal nature. Claims of substantially similar legal nature are usually classified together, as are Interests of a substantially similar legal nature. Because an entity may hold multiple claims or interests that give rise to different legal rights, the claims and interests themselves, rather than their holders, are classified.

Under a chapter 11 plan, the separate classes of claims and interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims or interests, such as the right to vote on the plan (unless the plan has deemed the class to reject the plan), and the right to receive under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Pursuant to section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (a) does not alter the legal, equitable, and contractual rights of the holders or (b) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case, or non-performance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date of the plan and the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent provided under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than the right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the chapter 11 cases not been commenced.

Consistent with these requirements, as described in Articles I.A and I.B above, the Plan divides the Claims against, and Interests in, the Debtors into 8 distinct Classes. Pursuant to the Bankruptcy Code, not all Classes are entitled to vote on the Plan. Under the Plan: (a) Classes 2 and 3 are Impaired and the Holders of Claims in such Classes are entitled to vote to accept or reject the Plan; (b) Classes 1 and 4 are Unimpaired and the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are thus not entitled to vote on the Plan; (c) Classes 5 and 8 are Impaired and the Holders of Claims and Equity Interests in such Classes (i) shall receive no distributions under the Plan on account of their Claims or Interests, (ii) are deemed to have rejected the Plan, and (iii) are not entitled to vote to accept or reject the Plan; and (d) Classes 6 and 7 are either Unimpaired or Impaired and the Holders of Intercompany Claims and Intercompany Interests in such Class are conclusively presumed to have either accepted or rejected the Plan and are thus not entitled to vote on the Plan.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim; provided, for the avoidance of doubt, notwithstanding anything to the contrary in the Plan or the Confirmation Order or any related documents, until a Claim in Class 4 of the Plan has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtors or Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or received such other treatment that will render such Claim Unimpaired, including, but not limited to, Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code, or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction, (a) the provisions of Articles IX.A, IX.C, and IX.E of the Plan shall not apply with respect to such Unimpaired Claim, (b) such Unimpaired Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan or the Definitive Documents, and (c) the property of each Debtor’s Estate that vests in the applicable Reorganized Debtor pursuant to Articles IV.D and IV.O of the Plan shall not be free and clear of such Claims to the extent Allowed. For the further avoidance of doubt, Holder of Class 4 Claims shall not be required to file a Proof of Claim with the Bankruptcy Court and, subject to Article X of the Plan, shall retain all of their rights under applicable nonbankruptcy law to pursue their claims in any forum with jurisdiction over the parties. The Debtors, the Reorganized Debtors and any other person or entity shall retain all rights, defenses, counterclaims, rights of setoff, and rights of recoupment as to Class 4 Claims to the extent such rights, defenses, counterclaims, rights of setoff and rights of recoupment exist under applicable law, including any applicable provisions of the Bankruptcy Code.

B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan
Article III of the Plan sets forth certain additional rules governing the tabulation of votes under the Plan, and related matters. Among other things, Article III provides that (a) the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor (III.A); (b) any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting (III.D); (c) in the event a Class of Claims or Interests that is entitled to vote on the Plan rejects the Plan, the Debtors will seek confirmation of the Plan pursuant to 1129(b) of the Bankruptcy Code, which permits confirmation of a plan provided that at least one Class entitled to vote has voted to accept the plan and certain other requirements are met, including that the plan does not discriminate unfairly and is fair and equitable with respect to each impaired, non-consenting class of claims or interests under the plan (III.E); and (d) if a controversy arises as to whether any Claims or Interests, or any Class thereof, is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date (III.D).

C.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies
Article V of the Plan governs the treatment of the Debtors’ Executory Contracts and Unexpired Leases, among other things. Article V.A provides that on the Effective Date, except as provided otherwise elsewhere in the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease designated for rejection, (2) that is the subject of a separate motion or notice to reject filed by the Debtors and pending as of the Confirmation Hearing, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Article V.B provides that the Debtors will cure all monetary defaults in respect of assumed Executory Contracts and Unexpired Leases by payment of the applicable Cure Cost in Cash on the Effective Date (or on such other terms agreed between the parties). Any objection to a proposed assumption or cure amount will be scheduled to be heard by the Bankruptcy Court at the Reorganized Debtors’ first scheduled omnibus hearing after the date that is 10 days after the date which such objection is timely filed. In the event of a dispute regarding (1) the amount of any Cure Cost, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code, if applicable, under the Executory Contract or the Unexpired Lease to be assumed or assumed and assigned, and/or (3) any other matter pertaining to assumption and/or assignment, then such Cure Costs shall be paid following the entry of a Final Order resolving the dispute and approving the assumption and assignment of such Executory Contracts or Unexpired Leases or as may be agreed upon by the Debtors or the Reorganized Debtors and the counterparty to such Executory Contract or Unexpired Lease; provided that the Debtors may settle any dispute regarding the amount of any Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that notwithstanding anything to the contrary herein, the Debtors reserve the right to either reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after the entry of a Final Order resolving an objection to assumption, determining the Cure Cost under an Executory Contract or Unexpired Lease that was subject to a dispute, or resolving any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease.

Article V.C addresses Claims based on rejection of Executory Contracts and Unexpired Leases and provides that (a) any Proofs of Claim in respect of such rejections must be filed with the Notice and Claims Agent (Omni) within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejections; (b) any Proofs of Claim arising from the rejection of Executory Contracts and Unexpired Leases that are not timely filed shall be subject to disallowance by further order the Court upon objection on such grounds; and (c) Allowed Claims arising from rejection of Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims.

Article V.D provides that any contracts or leases entered into by the Debtors after the Petition Date (including any previously assumed Executory Contracts or Unexpired Leases) that have not been rejected prior to the Effective Date will survive and remain unaffected by entry of the Confirmation Order.

Article V.E is a reservation of the Debtors’ rights, notwithstanding anything contained in the Plan or the Plan Supplement or in any proposed assumption and cure amount, to dispute whether any contract is in fact an Executory Contract or Unexpired Lease or that the Debtors’ have any liability thereunder.

Article V.F provides that the Debtors will assume the Indemnification Provisions in favor of the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such).

Article V.G concerns the Debtors’ Compensation and Benefit Programs and the Debtors’ Workers’ Compensation Programs. Article V.G.1 provides that all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, so long as current and future liabilities associated with such programs have previously been provided or made available to the advisors to the Consenting Noteholders. All Proofs of Claim filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefit Programs which are maintained, pursuant to such collective bargaining agreements or to which contributions are made or benefits provided, pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such Agreements and the Reorganized Debtors shall reserve all rights under such agreements. None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption

Article V.G.2 provides that, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable state workers’ compensation laws; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self‑insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation Insurance Contracts (collectively, the “Workers’ Compensation Contracts”). All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non‑bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law and/or the Workers’ Compensation Contract.

Article V.H. concerns the Debtors’ Insurance Contracts, and provides that, notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, grants an injunction or release, or requires a party to opt out of any releases): (a) on the Effective Date, the applicable Reorganized Debtors shall assume the Insurance Contracts in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code and the parties to the Insurance Contracts shall remain liable for all of the obligations thereunder (including any obligations of the Debtors), regardless of when they arise; (b) nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Insurers, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or entity, as applicable, under any Insurance Contracts; any such rights and obligations shall be determined under the Insurance Contracts and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred; (c) nothing alters or modifies the duty, if any, that Insurers have to pay claims covered by the Insurance Contracts and the Insurers’ right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor; (d) the Allowed Claims of the Insurers arising (whether before or after the Effective Date) under the Insurance Contracts (i) shall be paid in full in the ordinary course of business regardless of whether such amounts are or shall become liquidated, due or paid before or after the Petition Date or the Effective Date, and (ii) shall not be discharged or released by the Plan or the Confirmation Order or any other order of the Bankruptcy Court; (e) the Insurers shall not need to or be required to file or serve any objection to a proposed cure amount or a request, application, claim, proof or motion for payment or allowance of any Administrative Claim and shall not be subject to any bar date or similar deadline governing cure amounts or Administrative Claims; and (f) the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article IX of the Plan, if and to the extent applicable, shall be deemed modified without further order of this Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (II) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine; and (IV) the Insurers to cancel any Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

D.	Provisions Governing Distributions
Article VI sets forth the mechanics by which Plan distributions will be made. As set forth more fully therein, Article VI provides, among other things, that: (a) subject to certain exceptions, distributions under the Plan of the full amount provided for thereunder (i) on account of Claims and Interests Allowed on or before the Effective Date will generally be made on the Initial Distribution Date, and (ii) on account of Disputed Claims Allowed after the Effective Date will generally be made on the next Periodic Distribution Date that is at least thirty (30) days after the Claim is Allowed (VI.A-C); (b) distributions will be made based on the Debtors’ books and records as of the Distribution Record Date and at the address for the relevant Holder in the Debtors’ records as of the relevant distribution date (VI.D.1-2); (c) distributions on account of the Notes Claims will be made to the respective Indenture Trustees or a third-party disbursing agent (or, in the case of Class 2 Claims, directly to the applicable Holders at the direction of the applicable Indenture Trustees) (VI.D.3-4); (d) distributions on account of DIP Facility Claims will be made to the DIP Agents (VI.D.5); (e) the Debtors are authorized to employ Distribution Agents on the terms set forth in the Plan (VI.D.6); (f) except for Claims in Classes 1 and 4, the Debtors shall not be required to make distributions of less than $100 or to make partial distributions or payments of fractions of dollars (which amounts will instead be rounded) (VI.D.7); (g) the Debtors will hold undeliverable distributions, and will continue to honor un-negotiated checks, only for limited time-periods, after which the distributions shall revert to the Reorganized Debtors (VI.D.8); to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements, and all distributions pursuant to the Plan shall be subject to such requirements (VI.E); on the Effective Date or a soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or Interest shall be deemed to have surrendered the same, and such certificate or instrument will be canceled with respect to the Debtors, and, except as provided otherwise under the Plan, including the Debtor Release and the Third Party Release, such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another (including with respect to any indenture or agreement that governs the rights of a Holder of a Claim or Interest, which shall continue in effect to, inter alia, allow Holders to receive distributions under the Plan) (VI.F); no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract, provided that the foregoing shall not apply to Allowed Claims asserting liability related to an asbestos-related disease and/or for asbestos premises liability (VI.G.1); except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts (VI.G.2).

E.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims or Interests
Article VII of the Plan governs the resolution of Disputed Claims and Interests. Pursuant to Article VII.A, all Claims shall be deemed Allowed, subject to any applicable provisions of the Bankruptcy Code (including, without limitation, section 502(b) of the Bankruptcy Code). If a dispute regarding the amount or liability (including the Allowed amount) of any Claim should arise, the Debtors and Reorganized Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors or Reorganized Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors or Reorganized Debtors may compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

Article VII.A further provides that, except as otherwise provided in the Plan, including with respect to Administrative Claims and any Claims on account of the Debtors’ rejection of the Debtors’ Executory Contracts and Unexpired Leases, Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with their books and records. Except as to Proofs of Claim filed for Administrative Claims and any Claims on account of the Debtors’ rejection of the Debtors’ Executory Contracts and Unexpired Leases, all Proofs of Claim shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all other Proofs of Claim filed against the Debtors, regardless of the timing of their filing and including any filed after the Effective Date, shall be deemed withdrawn and expunged, except for Proofs of Claim for Administrative Claims and any Claims on account of the Debtors’ rejection of the Debtors’ Executory Contracts and Unexpired Leases. Notwithstanding anything in the foregoing or otherwise in the Plan to the contrary: (1) all Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract or Unexpired Lease; (2) disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code; and (3) Claims that the Debtors seek to have determined by the Bankruptcy Court shall, in all cases, be determined by the Bankruptcy Court.

Article VII.B provides that, except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have the sole authority: (1) to file, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Article VII.C addresses estimation of claims. It provides that the Debtors or the Reorganized Debtors, as applicable, may request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code. A Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

Article VII.D provides that if any portion of a Claim or Interest is Disputed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest unless and until such Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of a Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

Article VII.E provides that any objections to Claims shall be Filed on or before the Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

F.	Conditions Precedent to the Effective Date
Article VIII of the Plan sets forth the conditions precedent to the Effective Date, and related matters. The conditions precedent set forth at Article VIII.A include that (a) the Bankruptcy Court shall have approved this Disclosure Statement; (b) the Confirmation Order shall have been entered, shall be in effect, and shall be a Final Order; (c) the Bankruptcy Court shall have entered the RSA Approval Order, DBA Approval Order, and the EBA Approval Order; (d) all conditions precedent to the New Debt shall have been satisfied or waived; (e) the Rights Offering shall have been conducted in accordance with the Rights Offering Procedures and, to the extent necessary, the Equity Backstop Parties shall have performed their obligations under the Equity Backstop Agreement; (f) all documents and agreements necessary to implement the Plan shall have been executed and tendered for delivery, and all conditions precedent thereto shall have been satisfied or waived; (g) all actions, documents certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered and, to the extent necessary, filed with the applicable Governmental Unit; (h) all material authorizations, consents regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been obtained; (i) all fees, including for the avoidance of doubt all premiums due to the Backstop Parties, expenses and other amounts payable to or on behalf of the Consenting Noteholders, the Debt Backstop Parties and the Equity Backstop Parties, as applicable, including counsel and financial advisors to each of the Ad Hoc Groups (as defined in the Restructuring Support Agreement) pursuant to the Restructuring Support Agreement, the Equity Backstop Agreement and the Debt Backstop Agreement shall have been paid in full in Cash or in New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants), as applicable; (j) the Restructuring Support Agreement, the Equity Backstop Agreement, and the Debt Backstop Agreement shall not have been terminated in accordance with their terms and remain in full force and effect and the parties thereto shall be in compliance therewith; and (k) the Consenting Sponsors, on behalf of themselves and their affiliates, shall have permanently waived any and all management, monitoring or like fees or expenses owed by any Debtor and any agreements providing for the same shall have been terminated with no liability of any Debtor other than in connection with the Consenting Sponsor Claim Settlement; provided, however, that if the conditions precedent in (a) through (j) above are satisfied, all such fees and expenses shall be deemed waived and all such agreements shall be deemed terminated with no liability of any Debtor other than in connection with the Consenting Sponsor Claim Settlement; provided, further, that the foregoing shall not limit, reduce, modify or impair the Debtors’ or the Reorganized Debtors’ Indemnification Provisions with respect to the Consenting Sponsors and their affiliates or the Consenting Sponsors’ or their affiliates’ rights under any of the D&O Liability Insurance Policies, which shall each be assumed and Unimpaired pursuant to Articles V.F and IV.N of the Plan, respectively.
Article VIII.B provides that the Debtors, with the consent of the Required Consenting Noteholders, may waive any of the foregoing conditions precedent at any time and without any notice to parties in interest or further approval of the Bankruptcy Court.
Article VIII.C addresses the effect of non-occurrence of the Effective Date. It provides that if the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any

Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; provided, however, that the non-occurrence of the Effective Date shall not release the Debtors from any obligation to pay the Debt Backstop Premium or the Additional Debt Backstop Premium.

G.	Release, Injunction, and Related Provisions
Article IX of the Plan addresses releases, injunctions and related provisions. These provisions include discharge of Claims and Interests under the Plan (IX.A); preservation of the rights of the Reorganized Debtors to setoff and recoup against Allowed Claims (IX.F); and release of Liens (IX.G). In addition, Articles IX.B, IX.C, IX.D, and IX.E of the Plan contain important releases, injunctions, and exculpatory provisions. These provisions are highlighted below.

Article IX.C. contains a third-party release. Pursuant to Article IX.C of the Plan, each Holder of Claims and Interests is deemed to grant a third-party release if such Holder (a) is presumed to accept the Plan, (b) votes to accept the Plan, (c) is entitled to vote on the Plan and abstains from voting on the Plan or votes to reject the Plan and does not opt out of the releases provided by the Plan, or (d) is deemed to reject the Plan and does not timely object to confirmation of the Plan with respect to the releases.

1.	Releases
The following definitions are important to understanding the scope of the releases being given under the Plan:

“Exculpated Party” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Noteholders; (d) the Equity Backstop Parties; (e) the Debt Backstop Parties; (f) the New Lenders; (g) the New Debt Agents; (h) the New Debt Arrangers; (i) the DIP Lenders; (j) the DIP Agents; (k) the DIP Arrangers; (l) the Consenting Sponsors; (m) the Committee and its current and former members; (n) each of the First Lien Notes Indenture Trustees and the Junior Notes Indenture Trustees; and (o) with respect to each of the foregoing Entities in clauses (a) through (n), each such Entities’ predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, estate, and nominees.
“Released Party” means each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors, and (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, and such Entities’ respective heirs, executors, Estate, and nominees; and (ii)(a) the Consenting Noteholders, (b) the Consenting Sponsors (c) the Equity Backstop Parties, (d) the Debt Backstop Parties, (e) the New Lenders, (f) the New Debt Agents, (g) the New Debt Arrangers, (h) the DIP Lenders, (i) the DIP Agents; (j) the DIP Arrangers, (k) the First Lien ABL Agent, (l) the First Lien ABL Lenders, (m) the 6.625% First Lien Notes Indenture Trustee, (n) the 10.00% First Lien Notes Indenture Trustee, (o) the 10.375% First Lien Notes Indenture Trustee, (p) the 1.5 Lien Notes Indenture Trustee, (q) the Second Lien Notes Indenture Trustee, (r) the Borden Debentures Trustee, (s) Wilmington Trust, National Association in its capacity as former trustee under the 1.5 Lien Notes Indenture, (t) the Committee and its current and former members, and (u) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(t), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, managed accounts or funds, fund advisors, management companies, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, and such Entities’ respective heirs, executors, estate, and nominees; provided, that, any Holder of a Claim or Interest that validly opts out of or objects to the releases contained in the Plan, such that it is not a Releasing Party, shall not be a “Released Party.”
“Releasing Party” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors, (c) the Consenting Noteholders, (d) the Consenting Sponsors, (e) the Equity Backstop Parties, (f) the Debt Backstop Parties, (g) the New Lenders, (h) the New Debt Agents, (i) the New Debt Arrangers, (j) the DIP Lenders, (k) the DIP Agents, (l) the DIP Arrangers, (m) the First Lien ABL Agent, (n) the First Lien ABL Lenders, (o) all Holders of Claims that are presumed to accept the Plan; (p) all Holders of Claims who vote to accept the Plan; (q) all Holders of Claims or Interests who are entitled to vote on the Plan and (i) abstain from voting on the Plan or vote to reject the Plan and (ii) do not opt out of the releases provided by the Plan; (r) all Holders of Claims or Interests who are deemed to reject the Plan and do not timely object to confirmation of the Plan with respect to the releases; and (s) with respect to the foregoing clauses (a) through (r), each such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, managed accounts or funds, fund advisors, management companies, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided that each such Entity that validly objects to or validly opts out of the releases contained in the Plan, such that it is not a Releasing Party in its capacity as a Holder of an impaired Claim or Interest, shall be bound by such releases in any other capacity to the extent it would be a Releasing Party in such other capacity.

a.	Releases by the Debtors (IX.B)
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, FOR GOOD AND VALUABLE CONSIDERATION, ON AND AFTER THE EFFECTIVE DATE, EACH RELEASED PARTY IS DEEMED RELEASED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS, AND THEIR ESTATES FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF THE DEBTORS THAT THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP OR OPERATION THEREOF), THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS (BUT EXCLUDING AVOIDANCE ACTION BROUGHT AS COUNTERCLAIMS OR DEFENSES TO CLAIMS ASSERTED AGAINST THE DEBTORS), THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY, OR ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT (INCLUDING PROVIDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT, OR OTHER AGREEMENT CONTEMPLATED BY THE PLAN OR

THE RELIANCE BY ANY RELEASED PARTY ON THE PLAN OR THE CONFIRMATION ORDER IN LIEU OF SUCH LEGAL OPINION) CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE DIP FACILITIES, THE DIP CREDIT AGREEMENTS, THE DEBT BACKSTOP AGREEMENT, THE EQUITY BACKSTOP AGREEMENT, THE NEW DEBT, THE NEW DEBT DOCUMENTATION, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED OR RELATING TO THE FOREGOING. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY POST-EFFECTIVE DATE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN OR (B) ANY INDIVIDUAL FROM ANY CLAIM RELATED TO AN ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD OR WILLFUL MISCONDUCT.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

b.	Releases by Holders of Claims and Equity Interests (IX.C)
NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE (OR SUCH LATER DATE AS PROVIDED FOR IN ARTICLE III.C), EACH RELEASING PARTY IS DEEMED TO HAVE RELEASED AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF THE DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS (INCLUDING THE MANAGEMENT, OWNERSHIP, OR OPERATION THEREOF), THE DEBTORS’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, ANY AVOIDANCE ACTIONS, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT

AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY, OR ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT (INCLUDING PROVIDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT, OR OTHER AGREEMENT CONTEMPLATED BY THE PLAN OR THE RELIANCE BY ANY RELEASED PARTY ON THE PLAN OR THE CONFIRMATION ORDER IN LIEU OF SUCH LEGAL OPINION) CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE DIP FACILITIES, THE DIP CREDIT AGREEMENTS, THE DEBT BACKSTOP AGREEMENT, THE EQUITY BACKSTOP AGREEMENT, THE NEW DEBT, THE NEW DEBT DOCUMENTATION, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED OR RELATING TO THE FOREGOING. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, ANY POST-EFFECTIVE DATE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE ASSUMPTION OF THE INDEMNIFICATION PROVISIONS AS SET FORTH IN THE PLAN, (B) ANY INDIVIDUAL FROM ANY CLAIM RELATED TO AN ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD OR WILLFUL MISCONDUCT, OR (C) ANY UNIMPAIRED CLAIM UNLESS AND UNTIL RELEASED PURSUANT TO ARTICLE III.C. FURTHER, NOTHING IN THE PLAN, THE CONFIRMATION ORDER, OR SECTION 1141 OF THE BANKRUPTCY CODE, WILL BE CONSTRUED AS DISCHARGING, RELEASING OR RELIEVING THE REORGANIZED DEBTORS FROM ANY LIABILITY IMPOSED UNDER ANY LAW OR LEGALLY VALID REGULATORY PROVISION WITH RESPECT TO THE HEXION INC. PENSION PLAN. NEITHER THE PENSION BENEFIT GUARANTY CORPORATION NOR HEXION INC. PENSION PLAN WILL BE ENJOINED OR PRECLUDED FROM ENFORCING SUCH LIABILITY AGAINST ANY PARTY AS A RESULT OF ANY PROVISION OF THE PLAN OR THE CONFIRMATION ORDER.

SUBJECT TO ARTICLE III.C, ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THIS THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THIS THIRD PARTY RELEASE IS: (1) CONSENSUAL; (2) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (3) GIVEN IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (4) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD-PARTY RELEASE; (5) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (6) FAIR, EQUITABLE, AND REASONABLE; (7) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (8) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THIS THIRD PARTY RELEASE.

2.	Exculpation (IX.D)

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NO EXCULPATED PARTY SHALL HAVE OR INCUR LIABILITY FOR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM, ANY CAUSE OF ACTION FOR ANY CLAIM RELATED TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT AND RELATED PREPETITION TRANSACTIONS, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY, OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT (INCLUDING PROVIDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT, OR OTHER AGREEMENT CONTEMPLATED BY THE PLAN OR THE RELIANCE BY ANY EXCULPATED PARTY ON THE PLAN OR THE CONFIRMATION ORDER IN LIEU OF SUCH LEGAL OPINION) CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE DIP FACILITIES, THE DIP CREDIT AGREEMENTS, THE DEBT BACKSTOP AGREEMENT, THE EQUITY BACKSTOP AGREEMENT, THE NEW DEBT, THE NEW DEBT DOCUMENTATION, THE CHAPTER 11 CASES, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED OR RELATING TO THE FOREGOING, EXCEPT FOR CLAIMS RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD OR WILLFUL MISCONDUCT, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN. THE EXCULPATED PARTIES HAVE, AND UPON COMPLETION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF, AND DISTRIBUTION OF, CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

3.	Injunction (IX.E)
EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER (AND, FOR THE AVOIDANCE OF DOUBT, SUBJECT TO ARTICLE III.C), ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT: (A) ARE SUBJECT TO COMPROMISE AND SETTLEMENT PURSUANT TO THE TERMS OF THE PLAN; (B) HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.B OF THE PLAN; (C) HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.C OF THE PLAN, (D) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.D OF THE PLAN (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE IX.D OF THE PLAN), OR (E) ARE OTHERWISE DISCHARGED, SATISFIED, STAYED OR TERMINATED PURSUANT TO THE TERMS OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM COMMENCING OR

CONTINUING IN ANY MANNER, ANY ACTION OR OTHER PROCEEDING, INCLUDING ON ACCOUNT OF ANY CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT HAVE BEEN COMPROMISED OR SETTLED AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY, DIRECTLY OR INDIRECTLY, SO RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH OR WITH RESPECT TO, ANY DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES.

4.	PBGC
Nothing in the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code, will be construed as discharging, releasing or relieving the Reorganized Debtors from any liability imposed under any law or legally valid regulatory provision with respect to the Hexion Inc. Pension Plan. Neither the Pension Benefit Guaranty Corporation nor Hexion Inc. Pension Plan will be enjoined or precluded from enforcing such liability against any party as a result of any provision of the Plan or the Confirmation Order.
VI.
CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS

A.	Summary of Capital Structure of Reorganized Debtors

1.	Post-Emergence Capital Structure
The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. This summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan, the New Debt Documentation, and the Settlement Note, as applicable.

Instrument	Amount	Description
New ABL Credit Facility	$350 million	On the Effective Date, the Reorganized Debtors will enter into the New ABL Credit Facility.
New Long-Term Debt	$1.641 billion
On the Effective Date, the Reorganized Debtors will enter into the New Long-Term Debt, the proceeds of which may be used to, among other things, repay the DIP Facilities and fund distributions under the Plan.

Settlement Note	$2.5 million	On the Effective Date, the Reorganized Debtors will enter into the Settlement Note.
New Common Equity	$1.374 billion[18]	On the Effective Date, Reorganized Hexion will issue the New Common Equity.

_________________________

18 Plan Equity Value.

2.	New Debt & Settlement Note
Article IV.H of the Plan provides that the Reorganized Debtors will enter into the New ABL Credit Facility, the New Long-Term Debt, and the Settlement Note. Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Debt, the Settlement Note, and the New Debt Documentation (including all transactions contemplated thereby, such as any supplementation or additional syndication of the New Debt, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Settlement Note, the New Debt Documentation and such other documents as may be reasonably required or appropriate, subject to the Definitive Document Consent Rights. For the avoidance of doubt, such approvals and authorizations shall include any portion of the New Long-Term Debt funded in accordance with the terms of the Debt Backstop Agreement.

On the Effective Date, the New Debt Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Debt Documentation are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Debt Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Debt Documentation, (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Debt Documentation, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

On the Effective Date, Reorganized Hexion will issue the $2.5 million Settlement Note to the Consenting Sponsors. The Settlement Note shall (i) mature on March 31, 2020, (ii) be payable upon any public offering or listing of New Common Equity (or any other equity interests of the Reorganized Debtors) on The Nasdaq Global Select Market, The New York Stock Exchange, or any successor national securities exchanges, on or after the Effective Date, (iii) be freely transferable by the holder, and (iv) contain other terms and conditions reasonably acceptable to the Required Consenting Parties. Also on the Effective Date, the Consenting Sponsors shall, on behalf of themselves and their affiliates, be deemed to have permanently waived any and all management, monitoring or like fees or expenses owed by any Debtor and any agreements providing for the same shall have been terminated with no liability of any Debtor other than in connection with the Consenting Sponsor Claim Settlement; provided, however, that the foregoing shall not limit, reduce, modify or impair the Debtors’ or the Reorganized Debtors’ Indemnification Provisions with respect to the Consenting Sponsors and their affiliates or the Consenting Sponsors’ or their affiliates’ rights under any of the D&O

Liability Insurance Policies, which shall each be assumed and Unimpaired pursuant to Articles V.F and IV.N, respectively. The Settlement Note shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute a preferential transfer, fraudulent conveyance, or other voidable transfer under the Bankruptcy Code or any other applicable non-bankruptcy law.

3.	New Common Equity and Registration Requirements
Article IV.I of the Plan provides that, on the Effective Date, Reorganized Hexion shall issue or reserve for issuance all of the New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) and any New Warrants issuable in accordance with the terms of the Plan and as set forth in the Restructuring Transactions Memorandum. The issuance of the New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) and any New Warrants by Reorganized Hexion for distribution pursuant to the Plan is authorized without the need for further corporate action and all of the shares of New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable and the New Warrants and the New Warrant Agreement shall be valid and binding obligations of Reorganized Hexion, enforceable in accordance with their terms.

On the Effective Date, Reorganized Hexion and the Holders of the New Common Equity shall be deemed to have entered into the Shareholders Agreement, if any. The Shareholders Agreement, if any, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Equity shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Hexion.

On the Effective Date, Reorganized Hexion and certain Holders of the New Common Equity shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

Before or substantially simultaneously with the solicitation of votes to accept or reject the Plan and in accordance with Article III.B of the Plan, each Holder of Allowed Notes Claims shall receive Rights to acquire its respective Pro Rata Share of the Rights Offering Equity pursuant to the terms set forth in the Rights Offering Procedures. Each Right shall represent the right to acquire one share of Rights Offering Equity for the Rights Exercise Price.

The offering, issuance, and distribution of any Securities, including the New Common Equity (including any New Common Equity issuable upon the exercise of the New Warrants), the New Warrants, and the Rights, in exchange for Claims pursuant to Article III of the Plan or pursuant to the exercise of the Rights or pursuant to the Equity Backstop Premium and the Debt Backstop Premium, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Except as otherwise provided in the Plan or the governing certificates or instruments, any and all such New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants) and New Warrants so issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments, including any such restrictions in the Shareholders

Agreement, if any; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

Notwithstanding anything to the contrary herein, any Backstop Party (together with its Affiliates) that would otherwise be entitled to receive more than 9.9% of the aggregate amount of the New Common Equity to be issued as of the Effective Date (excluding New Common Equity to be issued to other Backstop Parties that would entitle them to receive more than 9.9% of the New Common Equity to be issued as of the Effective Date and excluding New Common Equity issued pursuant to the Management Incentive Plan) based upon (x) its holdings of 1.5 Lien Notes, First Lien Notes, Second Lien Notes, Borden 2021 Debentures, Borden 2023 Debentures as of the subscription expiration deadline for the Rights Offering (as described in the Rights Offering Procedures), (y) its participation in the Rights Offering (including oversubscription rights) and (z) any shares of New Common Stock payable to such Backstop Party as Equity Backstop Premium and the Debt Backstop Premium, may elect to receive New Warrants in lieu of such portion of New Common Equity that would otherwise be issued to such Backstop Party and its Affiliates under the Plan in excess of 9.9% of the aggregate amount of New Common Equity issued as of the Effective Date (excluding New Common Equity to be issued to other Backstop Parties that would entitle them to receive more than 9.9% of the New Common Equity to be issued as of the Effective Date and excluding New Common Equity issued pursuant to the Management Incentive Plan), provided that any Backstop Party eligible to elect to receive New Warrants under the Plan may only elect to receive New Warrants up to an equivalent of 3.5% of the New Common Equity issued as of the Effective Date (including any New Common Equity issuable upon exercise of the New Warrants but excluding New Common Equity issued pursuant to the Management Incentive Plan) and the shares of New Common Equity represented by New Warrants shall be shares that would have otherwise been issued under the Plan as First Lien Notes Recovery and/or in exchange for Junior Notes Claims.

The offering, issuance and distribution of the New Common Equity pursuant to the Equity Backstop Agreement or the Debt Backstop Agreement (excluding payment of the Equity Backstop Premium and the Debt Backstop Premium, if so elected by any Equity Backstop Parties or any Debt Backstop Parties, respectively) shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Equity through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Equity under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants) and the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity (including any New Common Equity issuable upon exercise of the New Warrants) and the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

B.	Corporate Governance and Management of the Reorganized Debtors

1.	Debtors’ Organizational Matters
Article IV.C of the Plan provides that, except as otherwise provided in the Plan, each Debtor shall continue to exist as of the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, with the consent of the Required Consenting Noteholders, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

2.	Directors and Officers of the Reorganized Debtors
Article IV.M.1 of the Plan provides that, as of the Effective Date, the terms of the current members of the board of managers of Hexion shall expire and, without further order of the Bankruptcy Court, the New Board shall be approved.

The New Board will initially consist of seven (7) members, which shall comprise Craig Rogerson, in his capacity as Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, who shall be selected by the Board Committee in consultation with Craig Rogerson in his capacity as Chief Executive Officer; provided that if the New Board is not fully selected by the Effective Date then the members of the New Board selected as of the Effective Date shall select the remaining members in consultation with the Board Committee. The identities of the members of the New Board will be disclosed in the Plan Supplement to the extent known. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the New Board. The occurrence of the Effective Date shall have no effect on the composition of the boards of directors or managers of each of the subsidiary Debtors.

Article IV.M.2 of the Plan provides that the existing officers of the Debtors as of the Petition Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the Debtors’ organizational documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.	Management Incentive Plan
Article IV.R provides that the New Board shall consider approval and implementation of the Management Incentive Plan promptly after the Effective Date. The Management Incentive Plan shall include up to 10% of the fully diluted New Common Equity issued on the Effective Date, the terms of which shall be determined by the New Board (including with respect to form, structure, allocation, participation, timing and vesting).

VII.
CONFIRMATION OF THE PLAN
The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

A.	Confirmation Hearing
Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Confirmation Hearing is scheduled for June 24, 2019 at 10:00 a.m. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of Judge Kevin Gross, together with proof of service thereof, and served upon all of the below parties.

Debtors	Counsel to the Debtors
Hexion Inc. 180 East Broad Street Columbus, Ohio 43215 Attn: Douglas Johns
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: George Davis, Andrew Parlen, and Hugh Murtagh

and
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Caroline Reckler and Jason Gott

United States Trustee	Counsel to the Consenting Noteholders
Office of the United States Trustee for the District of Delaware J. Caleb Boggs Federal Building 844 North King Street, Suite 2207 Wilmington, Delaware 19801 Attn: Linda J. Casey, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Ira S. Dizengoff, Philip C. Dublin, Daniel Fisher, and Naomi Moss

and
Jones Day
250 Vesey Street
New York, NY 10281
Attn: Sidney P. Levinson and Jeremy D. Evans

and
Milbank LLP
55 Hudson Yards
New York, New York 10001
Attn: Samuel A. Khalil and Matthew L. Brod

Counsel to the Creditors’ Committee
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Ken Eckstein, Rachael Ringer, Nathaniel Allard and David Braun

and
Bayard, P.A.
600 N. King Street, Suite 400
Wilmington, Delaware 19801
Attn: Justin Alberto and Erin Fay

B.	Confirmation
At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

1.	Confirmation Requirements.
Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•
any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•
the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•
with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

•
except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive deferred Cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred Cash payments, over a period not exceeding 5 years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•
if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•
confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

The Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

a.	Acceptance

Claims in Classes 2 and 3 are Impaired under the Plan and are entitled to vote to accept or reject the Plan; Classes 1 and 4 are Unimpaired and are therefore conclusively deemed to accept the Plan; Classes 5 and 8 are Impaired and will receive no distributions under the Plan and therefore are conclusively deemed to reject the Plan; Classes 6 and 7 (Intercompany Claims and Intercompany Interests, respectively) will either be Unimpaired or Impaired and receive no distributions, and will be conclusively deemed to accept or to reject the Plan, as applicable.
The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class. There can be no assurance, however, that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

b.	Unfair Discrimination and Fair and Equitable Test
To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.
A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the Cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

c.	Feasibility; Financial Projections
The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or in part in Cash are the General Administrative Claims, Professional Fee Claims, DIP Facility Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, First Lien Notes Claims, and General Unsecured Claims.
The Debtors have estimated the total amount of these Cash payments to be approximately $1.9 billion and expect sufficient liquidity from the New Debt, the Rights Offering, and post-Effective Date operations to fund these Cash payments as and when they come due.
In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), attached as Exhibit G hereto, which detail, among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.
THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT

BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE IX. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

2.	Valuation of the Debtors
In conjunction with formulating the Plan, the Debtors determined it was necessary to estimate the going concern value of the Reorganized Debtors (the “Valuation Analysis”). The Valuation Analysis, performed by Moelis, the Debtors’ investment banker, is set forth in Exhibit I.
THE VALUATION ANALYSIS SET FORTH IN EXHIBIT I REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT SUCH REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTOR MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

3.	Best Interests Test
The “best interests” test requires that the Bankruptcy Court find either:

•	that all members of each impaired class have accepted the plan; or

•
that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Confirmation Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code.

The Cash that would be available for satisfaction of Claims and Interests would consist of the proceeds from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors. Such Cash amount would be: (i) first, reduced by the amount of the Allowed DIP Claims and the secured portion (if any) of the Allowed Other Secured Claims, Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims, and Allowed Second Lien Note Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a chapter 7 trustee and the fees payable to professionals that such trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the Allowed General Administrative Expense Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Other Priority Claims. Any remaining net Cash would be allocated to creditors and stakeholders in strict order of priority contained in section 726 of the Bankruptcy Code. Additional claims would arise by reason of the breach or rejection of obligations under unexpired leases and executory contracts.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts discussed above, must be compared with the value of the property offered to each such Class of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would have received pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that a liquidation of the Debtors’ assets could take more than a year to complete, and distribution of the proceeds of the liquidation could be delayed for up to six months after the completion of such liquidation to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by Holders of Claims and Interests in the event of liquidation as of September 30, 2019 (the “Liquidation Analysis”), which is attached hereto as Exhibit H. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of Holders of Claims and Interests under the Plan.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the

Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 to 18 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

B.	Standards Applicable to Releases
Article IX of the Plan provides for releases of certain claims against non-Debtors in consideration of services provided to the Debtors and the contributions made by the Released Parties to the Debtors’ Chapter 11 Cases. The Released Parties, the Releasing Parties, and the releases are set forth in full at Article V.G hereof.

The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are expressly or impliedly consensual. Courts in the Third Circuit “have consistently held that a plan may provide for a release of third party claims against a non-debtor upon consent of the party affected.” In re Indianapolis Downs, LLC, 486 B.R. 286, 305 (Bankr. D. Del. 2013). In addition to the consent demonstrated by acceptance of the Plan by Holders entitled to vote, consent may be implied from Holders who are Unimpaired and deemed to accept the Plan. Id. at 306 (holding third-party releases are consensual as to unimpaired creditors paid in full); In re Spansion, Inc., 426 B.R. 114, 144 (Bankr. D. Del. 2010) (same). Consent is also demonstrated as to the Holders of Claims who are provided instructions on how to opt out of such releases and do not do so, either by abstaining from voting or by voting against the Plan but not opting out of the releases. Indianapolis Downs, 486 B.R. at 305 (citing In re DBSD N. Am., Inc., 419 B.R. 179, 218-19 (Bankr. S.D.N.Y. 2009); In re Conseco, Inc., 301 B.R. 525, 528 (Bankr. N.D. Ill. 2003)).

Here, consistent with the above case law, the releases of Claims against non-Debtors are given upon express or implied consent either by (a) the affirmative vote by Holders entitled to vote, (b) deemed acceptance of the Plan by Unimpaired Holders; or (c) the absence of any objection from (i) Holders who vote to reject the Plan but do not opt out, (ii) Holders deemed to reject the Plan who do not opt out by timely objecting to confirmation of the Plan with respect to such releases, or (iii) Holders entitled to vote who abstain from voting on the Plan.

C.	Classification of Claims and Interests.
The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

D.	Consummation.
The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan (see Article V.F hereof and Article VII of the Plan) have been satisfied or waived pursuant to the Plan. The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.	Exemption from Certain Transfer Taxes.
To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

F.	Retiree Benefits
On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which any Debtor had obligated itself to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

G.	Dissolution of Creditors’ Committee
The Creditors’ Committee shall dissolve, and the current and former members of the Committee shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases on the Effective Date; provided that the Committee and its professionals shall have the right to file, prosecute, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Article II.A.2 of the Plan.

H.	Termination of Professionals
On the Effective Date, the engagement of each Retained Professional retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Retained Professionals shall be entitled to prosecute their respective Professional Fee Claims and represent their respective constituents with respect to applications for payment of such Professional Fee Claims and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Professional Fee Claims. Nothing in the Plan shall preclude any Reorganized Debtor from engaging a former Retained Professional on and after the Effective Date in the same capacity as such Retained Professional was engaged prior to the Effective Date.

I.	Amendments
Subject to the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement, and subject to the Definitive Document Consent Rights: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the

Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court; provided, however, that the Debtors shall use commercially reasonable efforts to consult with the Committee with respect to any proposed modification or amendment to the Plan or Plan Supplement that adversely impacts the rights of unsecured creditors (including, for the avoidance of doubt, Holders of Junior Notes Claims, the Junior Notes Indenture Trustees and General Unsecured Creditors) or the proposed treatment of unsecured creditors’ claims under the Plan.

J.	Revocation or Withdrawal of the Plan
The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

K.	Post-Confirmation Jurisdiction of the Bankruptcy Court
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

•
allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•
decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

•
resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

•	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

•
adjudicate, decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide or resolve any and all matters related to Causes of Action, other than Causes of Action against the Debtors;

•	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•
resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including the establishment of any bar dates, related notices, claim objections, allowance, disallowance, estimation and distribution, other than General Unsecured Claims based on Causes of Action against any of the Debtors;

•
enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including, without limitation, the Restructuring Support Agreement, the Equity Backstop Agreement, and the Debt Backstop Agreement;

•	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

•
resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Equity Backstop Agreement, the EBA Approval Order, the Debt Backstop Agreement, and the DBA Approval Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan;

•	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

•
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

•
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

•	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•
determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

•	enter an order or final decree concluding or closing the Chapter 11 Cases;

•	adjudicate any and all disputes arising from or relating to distributions under the Plan;

•	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

•	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

•
hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the New Debt Documentation, which such disputes shall be adjudicated in accordance with the terms of the New Debt Documentation);

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•
hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

•	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

•	enforce all orders previously entered by the Bankruptcy Court; and

•	hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in Article X of the Plan to the contrary, the New Debt Documentation shall be governed by their respective jurisdictional provisions therein.
For the avoidance of doubt, and notwithstanding the foregoing or anything else in the Plan or related documents, (x) no provision of the Plan shall diminish, enhance, or modify any applicable nonbankruptcy legal, equitable, and/or contractual rights of any Holder of a General Unsecured Claim to receive payment on account of such Claim or have such Claim allowed, liquidated, or determined by a court of competent jurisdiction (including the Bankruptcy Court), subject, however, to any applicable limitations on the allowance of such Claims under the Bankruptcy Code and to the rights of the Debtors, Reorganized Debtors, or any party in interest to dispute or defend such Claim in accordance with applicable nonbankruptcy law as if the Chapter 11 Cases had not been commenced and the Bankruptcy Court shall not retain exclusive jurisdiction over such disputes and (y) Causes of Action, including litigation claims, which are Unimpaired under the Plan, held by third parties against the Debtors which were pending as of the Petition Date, or subsequently asserted, shall continue to be adjudicated by the court that exercised jurisdiction over such Causes of Action prior to the Petition Date or exercises jurisdiction thereafter.
VIII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
The Plan reflects a consensus among the Debtors and the Consenting Parties. The Debtors have determined that the Plan is the best alternative available for their successful emergence from chapter 11. If the Plan is not confirmed and consummated, the alternatives to the Plan are (A) continuation of the Chapter 11 Cases, which could lead to the filing of an alternative plan of reorganization, (B) a liquidation under chapter 7 of the Bankruptcy Code, or (C) dismissal of the Chapter 11 Cases, leaving Holders of Claims and Interests to pursue available non-bankruptcy remedies. These alternatives to the Plan are not likely to benefit Holders of Claims and Equity Interests.

A.	Continuation of Chapter 11 Cases
If the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business, or an orderly liquidation of their assets. In addition, if the Plan is not confirmed under the terms of the Restructuring Support Agreement, the Consenting Parties have the right to terminate the Restructuring Support Agreement and all obligations thereunder.

B.	Liquidation under Chapter 7
If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit H.

As demonstrated in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases to cases under chapter 7, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

C.	Dismissal of Chapter 11 Cases.
If the Chapter 11 Cases are dismissed, Holders of Claims or Interests would be free to pursue non-bankruptcy remedies in their attempts to satisfy Claims against or Interests in the Debtors. However, in that event, Holders of Claims or Interests would be faced with the costs and difficulties of attempting, each on its own, to recover from a non-operating entity. Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims with the least delay.
IX.
FACTORS TO CONSIDER BEFORE VOTING
BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, IN ADDITION TO THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT TOGETHER WITH ANY ATTACHMENTS, EXHIBITS, OR DOCUMENTS INCORPORATED BY REFERENCE HERETO. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION.

A.	Certain Bankruptcy Law Considerations

1.	General
While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers, suppliers and employees. The process will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of Plan
Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modification to the Plan will not be required for confirmation or that such mortifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or otherwise.

3.	Risk of Failing to Satisfy the Vote Requirement
In the event that the Debtors are unable to obtain sufficient votes from the Classes entitled to vote, the Debtors will seek to accomplish an alternative chapter 11 plan or seek to “cram down” (i.e., achieve non-consensual confirmation of—see note 4 below) the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims as those proposed in the Plan.

4.	Non-Consensual Confirmation
If any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

5.	Financial Projections
The Debtors have prepared financial projections on a consolidated basis with respect to the Reorganized Debtors based on certain assumptions, as set forth in Exhibit G hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.
Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, consumer demands for the Reorganized Debtors’ products, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.

6.	Risks Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests
Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other clams or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

7.	Risks Related to Possible Objections to the Plan
There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

8.	Releases, Injunctions, Exculpation Provisions May Not Be Approved
Article IX of the Plan provides for certain releases, injunctions, and exculpations for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

9.	Risk of Non-Occurrence of Effective Date
Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article VIII of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

10.	Risks of Termination of the Restructuring Support Agreement, the Equity Commitment Agreement, and the Debt Commitment Agreement
The Restructuring Support Agreement, the Equity Backstop Agreement, and the Debt Backstop Agreement each contain certain provisions that give the parties thereto the ability to terminate the applicable agreement upon the occurrence or non-occurrence of certain events, including failure to achieve certain milestones in these Chapter 11 Cases. Termination of the Restructuring Support Agreement, the Equity Backstop Agreement, or the Debt Backstop Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

11.	Conversion into Chapter 7 Cases
If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

B.	Risks Relating to the Capital Structure of the Reorganized Debtors

1.	Variances from Financial Projections
The Financial Projections included as Exhibit G to this Disclosure Statement reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, workforce disruptions, competition or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse.

2.	Leverage
Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, in addition to payment of Claims, if any, that require payment beyond the Effective Date and ordinary course debt, the Reorganized Debtors will, have approximately $1,641 billion in secured indebtedness in addition to the $350 million New ABL Credit Facility.
The degree to which the Reorganized Debtors will be leveraged could have important consequences because, among other things, it could affect the Reorganized Debtors’ ability to satisfy their obligations under their secured indebtedness following the Effective Date; a portion of the Reorganized Debtors’ Cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited.

3.	Ability to Service Debt
Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

4.	Obligations Under Certain Financing Agreements
The Reorganized Debtors’ obligations under the New Debt will be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the New Debt, and payment on any obligation thereunder is accelerated, the lenders under or holders of the New Debt would be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt.

5.	Restrictive Covenants
The financing agreements governing the Reorganized Debtors’ indebtedness will contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. In addition, it is expected that such agreements will require the Reorganized Debtors to meet certain financial covenants. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

6.	Market for Securities
There is currently no market for the New Common Equity and there can be no assurance as to the development or liquidity of any market for such securities.19

_________________________

19 The Debtors and, following the Effective Date, the Reorganized Debtors will use best efforts to attempt to obtain a listing of the New Common Equity on the New York Stock Exchange or the NASDAQ on the Effective Date, or, if such a listing is not reasonably possible, on the OTCQX Premier (if the OTCQX Premier is not possible, the OTCQX, and if the OTCQX is not possible, the OTCQB) and will use best efforts to obtain a New York Stock Exchange or NASDAQ listing as soon as possible following the Effective Date; provided, however, the foregoing shall not apply to the extent (i) the board of directors of Hexion, or the New Board (on or after the Effective Date) determines that such listing is not in the best interests of the Reorganized Debtors or (ii) the holders of 73%, on a pro forma basis, of the New Common Equity (without giving effect to the Agreed Dilution), determine otherwise.

Therefore, there can be no assurance that the securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the securities may bear certain risks associated with holding securities for an indefinite period of time.

7.	Potential Dilution
The ownership percentage represented by the New Common Equity distributed under the Plan as of the Effective Date will be subject to dilution from the equity issued in connection with the (a) Management Incentive Plan, (b) the premiums payable under the Equity Backstop Agreement and the Debt Backstop Agreement (to the extent premiums due under such agreements are elected to be received in New Common Equity) (c) any other equity that may be issued post-emergence, and (d) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence; provided, however, that the issuance of equity described in clause (b) will not affect the value per share of New Common Equity under the Plan: Each dollar of Backstop Premium paid in New Common Equity will result in an additional dollar of cash on the balance sheet, and a corresponding additional dollar of New Common Equity value, of the Reorganized Debtors at the Effective Date.

In the future, similar to all companies, additional equity financings or other equity issuances by Reorganized Hexion could adversely affect the value of the New Common Equity. The amount and dilutive effect of any of the foregoing could be material.

8.	Significant Holders of New Common Equity
Certain holders of Allowed Notes Claims are expected to acquire a significant ownership interest in the New Common Equity. In addition, the Board Committee is intended to initially comprise the six (6) largest holders of New Common Equity. Such holders could be in a position to control the outcome of all actions of Reorganized Hexion requiring the approval of equityholders, including the election of directors or managers, without the approval of other equityholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized Hexion and, consequently, have an impact upon the value of the New Common Equity.

9.	Interests Subordinated to the Reorganized Debtors’ Indebtedness
In any subsequent liquidation, dissolution, or winding up of Reorganized Hexion, the New Common Equity would rank below all debt claims against Reorganized Hexion. As a result, holders of the New Common Equity will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of Reorganized Hexion until after all applicable holders of debt have been paid in full.

10.	Implied Valuation of New Common Equity Not Intended to Represent the Trading Value of the New Common Equity
The estimated value of Reorganized Hexion for purposes of estimating recovery percentages under the Plan is based on the Valuation Analysis, which represents a hypothetical valuation of Reorganized Hexion and assumes that, among other things, the Reorganized Debtors continue as an operating business. The Valuation Analysis does not purport to constitute an appraisal of Reorganized Hexion or necessarily reflect the actual market value that might be realized through a sale or liquidation of Reorganized Hexion or its assets, which may be materially different than the estimate set forth in the Valuation Analysis.

The valuation of Reorganized Hexion is not intended to represent the trading value of New Common Equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates; (b) conditions in the financial markets; (c) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. The actual market price of the New Common Equity is likely to be volatile.

Many factors, including factors unrelated to Reorganized Hexion’s actual operating performance and other factors not possible to predict, could cause the market price of the New Common Equity to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Equity in the public or private markets.

11.	Dividends
Reorganized Hexion may not pay any dividends on the New Common Equity. In such circumstances, the success of an investment in the New Common Equity will depend entirely upon any future appreciation in the value of the New Common Equity. There is, however, no guarantee that the New Common Equity will appreciate in value or even maintain its initial value.

12.	Restrictions on Ability to Resell New Common Equity
The 4(a)(2) Securities (as defined below), if any, are being issued and sold pursuant to an exemption from registration under the applicable securities laws. Accordingly, the 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. In addition, Holders of securities issued pursuant to the exemption from registration under section 1145 of the Bankruptcy Code who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code (“Section 1145 Underwriters”) will also be subject to resale restrictions. The Holders of 4(a)(2) Securities, and Section 1145 Underwriters, should be aware that they may be required to bear the financial risk of an investment in the affected New Common Equity for an indefinite period of time.

C.	Risks Relating to the Debtors’ Business Operations and Financial Conditions
THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. ADDITIONAL RISK FACTORS CONCERNING THE DEBTORS’ BUSINESSES ARE CONTAINED IN THE DEBTORS’ PREVIOUSLY-FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018.

1.	The Debtors’ Chapter 11 Cases May Negatively Impact Future Operations
While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of the Consenting Parties, the Chapter 11 Cases may adversely affect the Debtors’ ability to maintain relationships with existing customers and suppliers and attract new customers.

2.	Financial Conditions of the Market Could Affect Supply and Demand
The Debtors’ business operations have historically been, and the Reorganized Debtors’ business operations may in the future be, materially affected by adverse conditions in the financial markets and depressed economic conditions generally, both in the United States and elsewhere around the world.
Moreover, the Debtors’ customers and suppliers rely on access to credit to adequately fund their own operations. Disruptions in financial markets and economic slowdown may adversely impact the ability of the Reorganized Debtors’ customers to finance the purchase of their products as well as the creditworthiness of those customers. These same factors may also impact the ability and willingness of suppliers to provide the Reorganized Debtors with raw materials for their businesses.

3.	Fluctuations in Raw Material Costs Could Have an Adverse Impact on the Debtors’ Business
The prices of the Debtors’ direct and indirect raw materials have been, and the Debtors’ expect they will continue to be, volatile. If the cost of direct or indirect raw materials increases significantly, the Reorganized Debtors may be unable to fully offset the increased costs with higher selling prices and profitability will decline. Increases in prices for the Reorganized Debtors’ products could also hurt the Reorganized Debtors’ ability to remain competitive and profitable in the markets in which the Debtors compete.

Although some of the Debtors’ materials contracts include competitive price clauses that allow the Debtors to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow the Debtors to take advantage of spot pricing, the Reorganized Debtors may be unable to purchase raw materials at market prices. In addition, some of the Debtors’ customer contracts have fixed prices for a certain term, and as a result, the Reorganized Debtors may not be able to pass on raw material price increases to customers immediately, if at all.

Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in the Debtors’ supplier manufacturing processes as some of the Debtors’ products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

4.	An inadequate supply of direct or indirect raw materials and intermediates products could have a material adverse effect on our business
The Debtors’ manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on the Reorganized Debtors’ business. Raw material availability may be subject to curtailment or change due to, among other things: new or existing laws or regulations; suppliers’ allocations to other purchasers; interruptions in production by suppliers; and natural disasters.

5.	Environmental Obligations and Liabilities Could Have a Substantial Negative Impact on the Debtors’ Financial Condition
The Debtors’ operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. national, provincial, and local environmental, health and safety laws and regulations.

The Debtors’ products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, the Debtors are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of the Debtors’ manufacturing and research facilities throughout the world.

While the Reorganized Debtors fully intend to be in compliance with all environmental obligations, compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex. If the Reorganized Debtors are unable to comply with environmental, health and safety laws and regulations, or maintain the Reorganized Debtors’ permits, the Reorganized Debtors could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to the Reorganized Debtors’ facilities or changes in the Reorganized Debtors’ manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with.

6.	Future Chemical Regulatory Actions May Decrease Profitability
Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact the Debtors’ ability to sell certain chemical products in certain geographic areas. To conduct their operations in compliance with these laws and regulations, the Reorganized Debtors must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities.

The Debtors participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of the Debtors’ products and raw materials. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances the Debtors manufacture and sell. Such research could result in future regulations restricting the manufacture or use of the Reorganized Debtors’ products, liability for adverse environmental or health effects linked to the Reorganized Debtors’ products, and/or deselection of the Reorganized Debtors’ products for specific applications.

The Reorganized Debtors may incur substantial costs to maintain compliance with these existing laws and regulations. In addition, the Reorganized Debtors’ costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to their operations.

7.	Manufacturing and Use of Hazardous Materials
The Debtors produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, the Debtors’ products and/or manufacturing processes and facilities before the Debtors may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, the Reorganized Debtors may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to the Reorganized Debtors on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect the Reorganized Debtors’ ability to introduce new products and to generate revenue from those products.

8.	Claims from Customers and Employees, Environmental Action Groups and Neighbors Living Near Production Facilities
The Debtors produce and use, and the Reorganized Debtors will continue to produce and use, hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products, the Reorganized Debtors may face claims relating to incidents that involve customers’ improper handling, storage and use of the Reorganized Debtors’ products. The Debtors have historically faced lawsuits, including class action lawsuits that claim liability for death, injury or property damage caused by products that the Debtors manufactured or that contained components produced by the Debtors. Additionally, the Reorganized Debtors may face lawsuits alleging personal injury or property damage by neighbors living near production facilities. These lawsuits, and any future lawsuits, could result in substantial damage awards against the Reorganized Debtors, which in turn could encourage additional lawsuits and could cause the Reorganized Debtors to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on the Reorganized Debtors’ business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to the Reorganized Debtors’ reputation.

9.	Manufacturing Facilities are Subject to Disruption Due to Operating Hazards.
The storage, handling, manufacturing and transportation of chemicals at the Reorganized Debtors’ facilities and adjacent facilities could result in leaks, spills, fires or explosions, which could result in production downtime, production delays, raw material supply delays, interruptions and environmental hazards. Production interruption may also result from severe weather, particularly with respect southern U.S. operations near the Gulf Coast. Production lapses caused by any such delays can often be absorbed by our other manufacturing facilities, and the Reorganized Debtors will maintain insurance to cover such potential events. However, such events could negatively affect our operations.

10.	Risks Associated with International Operations
The Debtors have, and the Reorganized Debtors will continue to have, significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations. The Reorganized Debtors’ overall success as a global business depends, in part, upon an ability to succeed under different economic, social and political conditions. The Reorganized Debtors may fail to develop and implement policies and strategies that are effective in each location where the Reorganized Debtors do business, and failure to do so could have a material adverse effect on the Reorganized Debtors’ business, financial condition and results of operations.

11.	Foreign Currency Risk
In 2018, a majority of the Debtors’ net sales originated outside the United States, and the Reorganized Debtors will continue to derive substantial net sales from outside the United States. In keeping with historical practice, the Reorganized Debtors’ consolidated financial statements will translate local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars. In addition to currency translation risks, the Reorganized Debtors will incur a currency transaction risk whenever the Reorganized Debtors enter into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which we record revenues. The Reorganized Debtors may not manage currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect the Reorganized Debtors financial condition or results of operations.
In keeping with historical practice, the Reorganized Debtors expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential material adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. The Reorganized Debtors’ results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and the Reorganized Debtors’ protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

12.	Volatile Oil and Natural Gas Prices May Impact Profitability
Revenues and profitability of the Debtors depend in some part on oil and natural gas prices. Oil and natural gas are commodities subject to significant fluctuations in response to changes in supply and demand. Oil and natural gas prices have historically been volatile and are likely to continue to be volatile in the future. The Reorganized Debtors’ operating expenses will increase if its energy prices increase. Increased energy prices may also result in greater raw materials costs. If the Reorganized Debtors cannot pass these costs through to its customers, the Reorganized Debtors’ profitability may decline. In addition, increased energy costs may also negatively affect the Reorganized Debtors’ customers and the demand for products.

13.	Increased Competition
The markets that the Debtors operate in are intensively competitive, and this competition could harm future results of operations, Cash flows and financial condition. The Reorganized Debtors will compete with other companies that have substantial financial, technical, and personnel resources. The Reorganized Debtors may be forced to lower their selling prices based on their competitors’ pricing decisions, which would reduce profitability. In addition, the Debtors face competition from a number of products that are potential substitutes for the Debtors’ products. Growth in substitute products could adversely affect the Reorganized Debtors’ market share, net sales and profit margins.

Some of the Debtor’s competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than the Debtors do. As a result, those competitors may be better able to withstand a change in conditions within the Debtors’ industry and in the economy as a whole. The Reorganized Debtors’ inability to compete effectively with other companies could have a material adverse effect on their business activities, financial condition, and results of operations.

14.	Risks Related to Intellectual Property Rights and Enforcement
The Debtors rely, and the Reorganized Debtors will continue to rely, on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. The Reorganized Debtors may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of intellectual property could reduce any competitive advantage the Debtors have developed, reduce the Reorganize Debtors’ market share or otherwise harm the Reorganized Debtors business. In the event of unauthorized use of intellectual property, litigation to protect or enforce the Reorganized Debtors’ rights could be costly, and the Reorganized Debtors may not prevail.
Many of Debtors’ technologies are not covered by any patent or patent application, and the Debtors’ issued and pending U.S. and non-U.S. patents may not provide the Reorganized Debtors with any competitive advantage and could be challenged by third parties. The Reorganized Debtors’ inability to secure issuance of pending patent applications may limit the ability to protect the intellectual property rights these pending patent applications were intended to cover. The Reorganized Debtors’ competitors may attempt to design around the Reorganized Debtors’ patents to avoid liability for infringement and, if successful, such competitors could adversely affect the Reorganized Debtors’ market share. Furthermore, the expiration of patents may lead to increased competition.
The Debtors’ pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit the Reorganized Debtors’ ability to protect products and their associated trademarks and impede marketing efforts in those jurisdictions.
In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries, the Debtors have not, and the Reorganized Debtors will not, not apply for patent, trademark or copyright protection. The Reorganized Debtors will also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain their competitive position. While the Reorganized Debtors will generally enter into confidentiality agreements with employees and third parties to protect intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of trade secrets and manufacturing expertise. In addition, others may obtain knowledge about the Reorganized Debtors’ trade secrets through independent development or by legal means. The failure to protect the Reorganized Debtors’ processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on the Reorganized Debtors’ business by jeopardizing critical intellectual property.

15.	Risk Related to Collective Bargaining Agreements, Works Councils, and Labor Unions
As of December 31, 2018, approximately 40% of the Debtors’ employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require the Reorganized Debtors to expend more time and money altering or amending employees’ terms of employment or making staff reductions. A significant dispute could divert management’s attention and otherwise hinder the Reorganized Debtors’ ability to conduct their business or to achieve planned cost savings.
The Reorganized Debtors may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. The Reorganized Debtors also may be subject to strikes or work stoppages by, or disputes with, labor unions. If the Reorganized Debtors fail to extend or renegotiate collective bargaining agreements, if disputes with works councils or unions arise, or if unionized or represented workers engage in a strike or other work stoppage, the Reorganized Debtors could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on their business, financial position and results of operations.

16.	Risks Related to Pension Plans
The Debtors sponsor various pension and similar benefit plans worldwide. The Debtors’ U.S. and non-U.S. defined benefit pension plans were under-funded in the aggregate by $31 million and $179 million, respectively, as of December 31, 2018. The Reorganized Debtors will be legally required to make contributions to these pension plans in the future, and those contributions could be material.

17.	Cyber security attacks and disruptions to information systems
In the ordinary course of business, the Debtors have relied, and the Reorganized Debtors will continue to rely, upon information systems, some of which are managed by third parties, to process, transmit and store digital information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. The secure operation of such systems, and the processing and maintenance of this information is critical to business operations and strategy. Despite actions to mitigate or eliminate risk, the Reorganized Debtors’ information systems may be vulnerable to damage, disruptions or shutdowns due to the activity of hackers, employee error or malfeasance, or other disruptions including, power outages, telecommunication or utility failures, natural disasters or other catastrophic events. The occurrence of any of these events could compromise the information systems, and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage the Reorganized Debtors’ reputation which could adversely affect their business, financial condition and results of operations.
In March 2019, the Debtors experienced a network security incident that prevented access to certain information technology systems and data within the Debtors’ network. The Debtors took immediate steps to isolate the issue and have implemented our technical recovery plan. Since the time of the incident, the Debtors’ manufacturing sites, which rely on different networks, have continued to operate safely and with limited interruption. The network security incident primarily impacted the Debtors’ corporate functions. The Debtors continue to evaluate the impact of this incident, including assessing any available insurance coverage. The Debtors are not yet able to determine the financial impact of this incident, which may be material. Any impacts from this incident may result in an adverse effect on the Reorganized Debtors’ business, financial condition and results of operations.

18.	The Loss of One or More of Reorganized Hexion’s Key Personnel Could Disrupt Operations and Adversely Affect Financial Results
The Debtors are, and the Reorganized Debtors will be, highly dependent upon the availability and performance of their executive officers. Accordingly, the loss of services of any of the Debtors’ executive officers could materially adversely affect the Reorganized Debtors’ business, financial condition and operating results.

D.	Additional Factors

1.	Debtors Could Withdraw Plan
Subject to, and without prejudice to, the rights of any party in interest, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update
The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. Additionally, the Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized
No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement
The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	Tax Consequences of Alternative Structure
As discussed in “Certain Federal Income Taxes of the Plan – Federal Income Taxes Consequences to Hexion LLC and its U.S. Subsidiaries – Alternative Structure,” if the Alternative Structure is implemented and certain elections are made, the Plan could trigger a material amount of taxable income recognition in connection with the consummation of the Plan transactions on the Effective Date, resulting in a material amount of federal, state and local income tax liabilities that will have to be satisfied by Reorganized Hexion and its Subsidiaries after the Effective Date.  Although Reorganized Hexion will only elect to utilize the Alternative Structure if it expects that, among other things, the amount of such tax liabilities will not materially impact its financial condition and business operations and the benefits associated with such structure exceed any such cost, it is possible that such determination could prove to be incorrect.

6.	No Admission Made
Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

X.
RIGHTS OFFERING

A.	Overview of Rights Offering[20]
In connection with the transactions contemplated by the Plan, Holders of Notes Claims will have the opportunity to participate in the Rights Offering, on the terms and subject to the conditions set forth in the Rights Offering Procedures, whereby Holders of First Lien Notes Claims will have the right to purchase 72.5% and Holders of Junior Notes Claims will have the right to purchase 27.5% of the New Common Equity issued by Reorganized Hexion in the Rights Offering in an aggregate amount of $300 million at a price per share of $13.00, which represents a 35% discount of the implied value of each share of $20.00. Proceeds of the Rights Offerings will be used to fund payments required under the Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors. If any shares of Rights Offering Equity remain available for subscription after giving effect to the aggregate number of shares of Rights Offering Equity duly subscribed for and purchased by the Noteholders (such number of remaining shares, the “Oversubscription Shares”), each Noteholder that has duly subscribed for and purchased one hundred percent (100%) of its Pro Rata Share of Rights Offering Equity also will be permitted to elect to subscribe for and purchase that number of Oversubscription Shares up to one hundred percent (100%) of its Pro Rata Share of Rights Offering Equity, subject to the conditions and limitations set forth in the Rights Offering Procedures.
Although the Debtors will offer all Holders of Notes Claims the opportunity to participate in the Rights Offering (in the percentages set forth above), the Debtors may be unable to obtain sufficient commitments from such Holders to purchase the full amount of the Rights Offering Equity. To guard against this possibility, the Equity Backstop Parties have agreed, pursuant to the Equity Backstop Agreement, to backstop, on a several, and not joint and several, basis, the Rights Offering and to purchase any of the Rights Offering Equity that is not subscribed for by the Holders of Notes Claims.
The offer and issuance of the Rights Offering Equity (other than Unsubscribed Shares) will be exempt from registration under section 5 of the Securities Act and under any State or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code and, except with respect to any person that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code, the resale of the Rights Offering Equity will be exempt from registration under section 5 of the Securities Act and under any State or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code.
The Debtors have designated Prime Clerk LLC as the “Subscription Agent” for the Rights Offerings.
The Rights Offering will expire on June 14, 2019 at 5:00 p.m. (Eastern time) (the “Subscription Expiration Deadline”).

_________________________

20 To the extent of any inconsistency between this summary and the Rights Offering Procedures or the Equity Backstop Agreement, the Rights Offering Procedures or the Equity Backstop Agreement, as applicable, shall govern. A copy of the Rights Offering Procedures is annexed hereto as Exhibit C.

B.	Rights Offering Procedures
The Rights Offering Procedures and corresponding subscription agreement and subscription forms set for the specific requirements and procedures pursuant to which the Rights Offerings will be conducted.
Generally, the Rights Offering Procedures provide, among other things, that:
1.    In order to facilitate the exercise of the Rights, beginning on May 22, 2019, (the “Subscription Commencement Date”), the Subscription Agent will send a subscription form (the “Beneficial Holder Subscription Form”) to each Holder of an Allowed Notes Claim as of the Record Date (each a “Noteholder”), or its nominee, as applicable, together with appropriate instructions for the proper completion, due execution and timely delivery of the Beneficial Holder Subscription Form and the payment of the applicable purchase price per share (the “Purchase Price”) multiplied by the number of shares subscribed (the “Total Purchase Price”).
2.    In order to validly exercise its Rights, an eligible Holder of an Allowed Notes Claim must:
a.    instruct its nominee to electronically deliver the Notes underlying the Rights that are being exercised through the DTC’s Automated Tender Offer Program (“ATOP”), such that they are received by the Subscription Expiration Deadline;
b.    return a duly completed and executed Beneficial Holder Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or such Noteholders’ nominee (as directed by its nominee) so that such documents are actually received by the Subscription Agent on or before the Subscription Expiration Deadline; and
c.    (i) in the case of a Noteholder that is not an Equity Backstop Party, no later than the Subscription Expiration Deadline, pay the Total Purchase Price for all subscribed shares to the Subscription Agent by wire transfer of immediately available funds in accordance with the instructions included in the Beneficial Holder Subscription Form; and (ii) in the case of a Noteholder that is an Equity Backstop Party, no later than the deadline specified in the Funding Notice (as defined in the Equity Backstop Agreement) pay the Total Purchase Price for all subscribed shares to the Subscription Agent or to the escrow account established and maintained by a third party satisfactory to the Equity Backstop Parties and the Company by wire transfer of immediately available funds in accordance with the instructions included in the Funding Notice.
3.    In the event that funds received by the Subscription Agent in payment for a Noteholder’s Subscribed Shares are less than the Total Purchase Price for the subscribed shares of such Noteholder, the number of subscribed shares deemed to be purchased by the Noteholder will be the lesser of (i) the number of subscribed shares elected to be purchased by such Noteholder as evidenced by the relevant ATOP submission(s) and (ii) a number determined by dividing the amount of such funds received by the Purchase Price, in each case up to such Noteholder’s Pro Rata Share of Rights Offering Equity. For the avoidance of doubt, the principal amount(s) of underlying Notes held by a Noteholder that is electronically delivered through ATOP will control, regardless of the principal amount(s) reflected on the Beneficial Holder Subscription Form, for purposes of making any Rights calculations or otherwise.
4.    Unless the Effective Date has occurred, the Rights Offering will be deemed automatically terminated without any action of any party upon the earliest of (i) revocation of the Plan or rejection of the Plan by all classes entitled to vote, (ii) termination of the Restructuring Support Agreement in accordance with its terms, (iii) termination of the Equity Backstop Agreement in accordance with its terms, and (iv) September 5, 2019, if the closing of the Rights Offering has not occurred on or prior to that date, which date may be extended by the Debtors with the consent of the Required Consenting Noteholders. If the Rights Offering is terminated, any cash paid will be returned, without interest, and all deposited Notes shall be released by the Subscription Agent, to the applicable Noteholder as soon as reasonably practicable thereafter, but in any event within six (6) Business Days after the date on which the Rights Offering is terminated. If the number of Oversubscription Shares issuable to the Oversubscription Participants is less than the aggregate number of Offered Shares for which Oversubscription Participants have duly subscribed, then the Purchase Price paid for Oversubscription Shares that are subscribed for but not issued will be returned, without interest, to the Oversubscription Participants as soon as reasonably practicable thereafter, but in any event within six (6) Business Days after the Effective Date.
5.    The Rights will not be detachable or otherwise transferable separately from the Notes. If any Rights are transferred by a Noteholder in contravention of the foregoing, the applicable Rights will be cancelled, and neither such Noteholder nor the purported transferee will receive any Offered Shares otherwise purchasable on account of such transferred Rights. The Rights together with the underlying Notes with respect to which such Rights were allocated, will trade together as a unit, subject to such limitations, if any, that would be applicable to the transferability of the underlying Notes. Once a Noteholder has properly exercised its Rights, subject to the terms and conditions contained in the Rights Offering Procedures and the Equity Backstop Agreement in the case of any Equity Backstop Party, such exercise will be irrevocable. Moreover, following the exercise of any Rights, the Holder thereof shall be prohibited from transferring or assigning the Notes, as applicable, corresponding to such Rights until the termination of the Rights Offering.
The Debtors reserve the right to modify or adopt additional procedures consistent with the provisions of these Rights Offering Procedures to effectuate the Rights Offering and to issue the Rights Offering Equity, provided, however, that the Debtors shall provide prompt written notice to each Noteholder of any material modification to these Rights Offering Procedures made after the commencement of the Rights Offering. In so doing, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith are necessary and appropriate to effect and implement the Rights Offering and the issuance of the Rights Offering Equity. Nothing in this paragraph shall be construed so as to permit the Debtors to modify the terms of the Subscription Agreement without the consent of the subscriber party thereto.

C.	Calculation of Total Outstanding Shares
While the total number of shares issued in connection with the Rights Offering and as distributions to Holders of First Lien Notes Claims and Junior Notes Claims has been fixed by the Debtors, the total number of shares of New Common Equity that will be issued and outstanding on the Effective Date has not yet been fixed. Such amount of total shares will be calculated shortly prior to the Effective Date and will depend on the extent, if any, to which Equity Backstop Parties and/or Debt Backstop Parties elect to receive payment of the Equity Backstop Premium or Debt Backstop Premium, as applicable, in shares of New Common Equity. Such election will not affect the value per share of New Common Equity under the Plan: Each dollar of Backstop Premium paid in New Common Equity will result in an additional dollar of cash on the balance sheet, and a corresponding additional dollar of New Common Equity value, of the Reorganized Debtors at the Effective Date.
On the Effective Date, the Reorganized Debtors will issue not less than 68,700,066 shares of new Common Equity (if all Backstop Premiums are elected to be paid in Cash) and not more than 72,669,251 shares of New Common Equity (if all Backstop Premiums are elected to be paid in New Common Equity), assuming in each case no New Warrants are issued in lieu of any such New Common Equity. In the former case, the value of the New Common Equity at the Effective Date will be the Plan Equity Value of $1.374 billion. In the latter case, the value of the New Common Equity at the Effective Date will be $1.453 billion.

XI.
SECURITIES LAW MATTERS

A.	Issuance & Transfer of 1145 Securities

1.	Issuance
The Plan provides for the offer, issuance, sale or distribution of shares of New Common Equity and New Warrants (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) pursuant to, among other things, the First Lien Claims and Junior Notes Claims distributions, the Rights Offering, and, at the election of the recipients thereof, the Equity Backstop Premium and the Debt Backstop Premium (the “Backstop Premiums”). The Debtors believe that the offer, issuance, sale or distribution by Reorganized Hexion of the New Common Equity and New Warrants (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) as distributions on Notes Claims, as Backstop Premiums and pursuant to the Rights Offering (excluding any Unsubscribed Shares) (the “1145 Securities”) will be exempt from registration under section 5 of the Securities Act and under any state or local laws requiring registration for offer or sale of a security pursuant to section 1145(a) of the Bankruptcy Code, except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code (see below).
Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the securities must be in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for such a claim or interest , or “principally” in exchange for such claim or interest and “partly” for cash or property.
The issuance of the New Common Equity and New Warrants (including any New Common Equity issuable upon exercise of the New Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Warrants) on account of Notes Claims and as Backstop Premiums satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code. The Debtors believe that the issuance of New Common Equity upon exercise of the Rights, including the Oversubscription Shares (but not including any Unsubscribed Shares), also satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code. The Debtors believe that the value of the Note Claims is substantially greater than the consideration payable upon exercise of the Rights, such that New Common Equity issuable on account of the Rights (other than Unsubscribed Shares) will be issued principally in exchange for such claims and partly for cash.
The exemptions of section 1145(a)(1) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.
Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”: (A) a Person who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest (“accumulators”); (B) a Person who offers to sell securities offered or sold under a plan for the holders of such securities (“distributors”); (C) a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is: (i) with a view to distributing such securities; and (ii) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and (D) a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, includes Persons directly or indirectly controlling, controlled by or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Such Persons are referred to as “affiliates” of the issuer.
Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be an issuer for these purposes and therefore an underwriter. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who receives ten percent or more of a class of securities of a reorganized debtor may be presumed to be in a relationship of “control” with the reorganized debtor and, therefore, an underwriter, although the staff of the Securities and Exchange Commission (the “SEC”) has not endorsed this view.

2.	Subsequent Transfers
Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.
Notwithstanding the provisions of section 1145(b) regarding accumulators and distributors referred to above, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:
(a)(i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;
(b)the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or
(c)the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).
The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.
To the extent that Persons who receive 1145 Securities pursuant to the Plan are deemed to be underwriters (and who do not qualify for the treatment of “ordinary trading transactions” described above), resales by such Persons of 1145 Securities would not be exempted from registration under the Securities Act or other applicable laws by reason of section 1145 of the Bankruptcy Code and section 4(a)(1) of the Securities Act. However, Persons deemed to be underwriters may be permitted to resell such 1145 Securities without registration pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act or another available exemption under the Securities Act.

Generally Rule 144 of the Securities Act permits the public sale of securities if certain conditions are met, including a required holding period, certain current public information regarding the issuer being available and compliance with the volume, manner of sale and notice requirements. If the issuer is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in section (c)(2) of Rule 144. Reorganized Hexion will not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. However, the Debtors currently expect that Reorganized Hexion will continue to be a voluntary filer and that current public information will be available to allow resales in accordance with Rule 144. The staff of the SEC has taken the position that Persons who are deemed to be underwriters solely because they are affiliates of a reorganized debtor are not subject to the holding period requirements of Rule 144. Accordingly, affiliates of Reorganized Hexion that receive 1145 Securities under the Plan may resell those securities following the Effective Date in reliance on Rule 144, subject to applicable volume, manner of sale and notice requirements.

Whether or not any particular Person would be deemed to be an “underwriter” with respect to the 1145 Securities or any other security to be issued pursuant to the Plan depends upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving 1145 Securities or any other securities under the Plan would be considered an “underwriter” under section 1145(b) of the Bankruptcy Code with respect to such securities, or whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Should the Reorganized Debtors elect on or after the Effective Date to cause the New Common Equity to be eligible for book-entry treatment under the facilities of the Depository Trust Company (“DTC”), the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Equity under applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan under applicable securities laws, including, for the avoidance of doubt, whether the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

B.	Issuance & Transfer of New Common Equity Issued as Unsubscribed Shares

1.	Issuance
Section 4(a)(2) of the Securities Act provides that certain issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under section 4(a)(2) of the Securities Act.

The Debtors believe that any New Common Equity issued as Unsubscribed Shares in the Rights Offering (the “4(a)(2) Securities”) will be exempt from registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

2.	Subsequent Transfers
The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on certain circumstances, including on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

Reorganized Hexion will not be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. However, the Debtors currently expect that Reorganized Hexion will continue to be a voluntary filer and that current public information will be available to allow resales in accordance with Rule 144.

A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period (or a 12-month holding period if the issuer is not a reporting issuer) if at the time of the sale there is available certain current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under section 13 or 15(d) of the Exchange Act during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that Reorganized Hexion will not be subject to the reporting requirements of section 13 or 15 of the Exchange Act. However, the Debtors currently expect that Reorganized Hexion will continue to be a voluntary filer and that it will continue to be a reporting issuer and file all such required periodic reports and that current public information will be available to allow resales by non-affiliates without limitation when the one-year holding period expires (approximately one year after the Effective Date).

An affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144: (i) first, the volume limitation limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; (ii) second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144); and third, if the amount of securities sold under Rule 144 in any three-month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any national securities exchange on which the securities are admitted.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, unless such 4(a)(2) Securities are registered under the Securities Act or otherwise pursuant to an available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

Reorganized Hexion will reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. Reorganized Hexion will also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an available exemption from the registration requirements of applicable securities laws. All Persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

3.	Alternate Treatment
To the fullest extent the 4(a)(2) Securities may be issued in reliance on an exemption from registration under the Securities Act and any state or local laws requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code, the 4(a)(2) Securities shall be so issued pursuant to section 1145 of the Bankruptcy Code and will be subject to the securities law treatment set forth in Article XI.B, above, rather than securities law treatment set forth in this Article XI.C.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF ANY SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN, THE RIGHTS OFFERING, THE EQUITY BACKSTOP AGREEMENT, THE DEBT BACKSTOP AGREEMENT, OR ANY OTHER AGREEMENT. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN, THE RIGHTS OFFERING, THE EQUITY BACKSTOP AGREEMENT, OR THE DEBT BACKSTOP AGREEMENT CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

XII.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction
The following discussion summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to Hexion LLC, its U.S. subsidiaries and Holders of First Lien Notes Claims and Junior Notes Claims. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.
This discussion assumes that Holders of First Lien Notes Claims and Junior Notes Claims have held such property as “capital assets” within the meaning of IRC section 1221 (generally, property held for investment) and will hold the New Common Equity and the Rights as capital assets. This discussion also assumes that the Claims to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.
This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by section 1411 of the Tax Code and the effects of Section 451(b) of the Tax Code conforming the timing of certain income accruals to financial statements. In addition, it does not address considerations relevant to Holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders who utilize installment method reporting with respect to their Claims,

Holders holding First Lien Notes Claims, Junior Notes Claims (collectively with the First Lien Notes Claims, the “Prepetition Debt”) or New Common Equity as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment and U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar. This discussion also does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan. Additionally, this discussion does not address any consideration being received other than in a person’s capacity as a Holder of a Claim. This summary also does not discuss the treatment of the receipt of New Common Equity pursuant to the Management Incentive Plan.
New Warrants. The New Warrants and the New Common Equity have substantially identical economic rights and the New Warrants are exercisable into Common Equity for nominal consideration. Accordingly, the New Warrants should be treated as New Common Equity for federal income tax purposes, this tax disclosure assumes such treatment and references to “New Common Equity” include the New Warrants.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF NEW COMMON EQUITY AND RIGHTS RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS. THE DEBTORS AND THE REORGANIZED DEBTORS SHALL NOT BE LIABLE TO ANY PERSON WITH RESPECT TO THE TAX LIABILITY OF A HOLDER OR ITS AFFILIATES.

B.	Federal Income Tax Consequences to Hexion LLC and its U.S. Subsidiaries
The tax consequences of the implementation of the Plan to the Debtors will differ depending on whether the Restructuring Transactions are implemented in a manner intended to be non-taxable to the Debtors (the “Recapitalization Structure”) or as a taxable sale (or deemed taxable sale) for federal income tax purposes of the assets and/or stock of the Debtors and certain of their Subsidiaries as described in section XII.B.3. below (the “Alternative Structure”). The Restructuring Transactions Memorandum, which will be included with a Plan Supplement, will describe the manner in which those transactions will be implemented. It is possible that the Restructuring Transactions will be implemented in a manner where the determination as to whether the Recapitalization Structure or the Alternative Structure will be implemented can be made after the Effective Date. In that case, the Board of Directors of Reorganized Hexion will determine whether or not to make certain tax elections (the “Elections”) that should result in the effective implementation of either the Recapitalization Structure or the Alternative Structure as of the Effective Date. If the Restructuring Transactions are implemented in a manner that delays the choice between the Recapitalization Structure and the Alternative Structure until after the Effective Date, there may be tax consequences to U.S. Holders of First Lien Notes Claims and Junior Notes Claims. See discussion below under “—U.S. Holders of First Lien Notes Claims and Junior Notes Claims (Classes 2 and 3)”.
The Recapitalization Structure would not be expected to result in the Debtors recognizing any taxable gain or loss. Subject to the discussion below regarding attribute reduction as a result of excluded cancellation of indebtedness (“COD”) income, the Debtors’ tax basis in their assets would remain unchanged. Further, the Debtors’ existing interest deductions suspended under section 163(j) of the Tax Code may remain available for use following the implementation of the Plan, subject to the discussion below regarding section 382 of the Tax Code. Except as otherwise noted, the discussion in sections XII.B.1 and XII.B.2 assume that the Exchanges (as defined below) will be pursuant to the Recapitalization Structure.
The decision whether to utilize the Recapitalization Structure or the Alternative Structure will depend on, among other things, whether assets being sold (or deemed to be sold) pursuant to the Alternative Structure have an aggregate fair market value in excess of their aggregate tax basis (i.e., a “built-in gain”), whether sufficient tax attributes are available to offset any such built-in gain, the present value of and ability to utilize future tax benefits associated with a step-up (if any) in the tax basis of certain of the Debtors’ assets as a result of the Alternative Structure and the tax profile of the Reorganized Debtor Group following the implementation of each of the Structures. Moreover, if a cash tax would be payable in connection with the implementation of the Alternative Structure, it might nonetheless be implemented if the projected tax savings from such an election are expected to exceed the initial tax cost.

1.	Cancellation of Indebtedness and Reduction of Tax Attributes
Hexion LLC owns all of the stock of Hexion Inc. and indirectly owns equity in other U.S. and non-U.S. subsidiaries. Hexion LLC has filed an election to be classified for U.S. federal income tax purposes as a corporation, and is the parent of the Debtors’ consolidated federal income tax group (the “Hexion Group”). Hexion Inc. is the issuer of the Prepetition Debt.
Hexion Inc. generally should realize COD income to the extent the adjusted issue price of the Prepetition Debt exceeds the sum of (i) the amount of Cash paid on the Allowed First Lien Notes Claims, (ii) the fair market value of the New Common Equity received by Holders on account of their Prepetition Debt and (iii) the fair market value of the Rights received by Holders on account of their Prepetition Debt. The amount of COD income that will be realized by Hexion Inc. is uncertain because it will depend on the fair market value of the New Common Equity on the Effective Date.
Under IRC section 108, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, Hexion Inc. will be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.
Under IRC section 108(b), a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). The reduction in a debtor’s tax basis in its assets generally does not have to exceed the excess of (i) its tax basis in assets held immediately after the discharge of indebtedness over (ii) the amount of liabilities remaining immediately after the discharge of indebtedness (the “Liability Floor”). NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the Liability Floor does not apply to the reduction in basis of depreciable property. The Hexion Group has not determined whether it will make the Section 108(b)(5) Election.
If the amount of excluded COD income exceeds the amount of tax attributes subject to reduction, Hexion LLC would be required to include such excess in taxable income up to the amount of its excess loss account (“ELA” or negative stock basis), if any, in the stock of Hexion Inc. The Debtors are continuing to evaluate whether Hexion LLC has an ELA in the stock of Hexion Inc.
For tax periods through the tax year ending December 31, 2017, the Hexion Group reported on its consolidated federal income tax return approximately $1 billion of consolidated NOLs and NOL carryforwards. The Hexion Group does not believe that it has generated additional NOLs for the tax year ending December 31, 2018, though it does believe that it generated approximately $250-280 million of interest deductions suspended under section 163(j) of the Tax Code. The amount of the Hexion Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Hexion Group’s NOLs ultimately may vary from the amounts set forth above.
If the Recapitalization Structure is utilized, the Hexion Group currently anticipates that the application of IRC section 108(b) (assuming no Section 108(b)(5) Election is made) will result in a substantial reduction, and possibly the elimination, of its consolidated NOLs, but will not result in a reduction in the tax basis of any of their assets. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by Hexion Inc. If the Alternative Structure is utilized, the assets of Hexion Inc. and certain of its subsidiaries would be treated as sold to Reorganized Hexion and its subsidiaries. Accordingly, although IRC section 108(b) would not be expected to reduce the basis of Reorganized Hexion and its subsidiaries in these assets, Reorganized Hexion would not succeed to any of the tax attributes of the Hexion Group, including any remaining consolidated NOLs or interest deductions suspended under IRC section 163(j).

2.	Section 382 Limitation on Net Operating Losses and Built-In Losses
If the Alternative Structure is utilized, none of the Reorganized Debtors, NewCo or their affiliates would succeed to the remaining Pre-Change Tax Attributes (as defined below) of the Hexion Group. Accordingly, the remainder of the discussion in this Article XII.B.2 is limited to the Recapitalization Structure.
The Tax Code applies certain limitations to the Reorganized Debtors’ ability to utilize the tax attributes remaining after the reduction pursuant to excluded COD income described above. Specifically, under IRC section 382, if a corporation or a consolidated group of corporations with NOLs, interest deductions suspended under section 163(j) of the Tax Code (collectively with NOLs and certain other tax attributes, the “Pre-Change Tax Attributes”) or built-in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its Pre-Change Tax Attributes and recognized built-in losses (“RBILs”) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.
Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its Pre-Change Tax Attributes and RBILs is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized (or treated as recognized pursuant to the safe harbors provided in IRS Notice 2003-65) during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”). Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of Pre-Change Tax Attributes that could be used by the loss corporation during the Recognition Period.
A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets (or, if greater, the amount of a loss corporation’s relevant liabilities) and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre- change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.
If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the annual limitation will not be increased to the extent that the aggregate amount of all RBIGs that are recognized during the Recognition Period exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as Pre-Change Tax Attributes. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, once the aggregate amount of all RBILs that are recognized during the Recognition Period exceeds the NUBIL, such excess RBILs are not subject to the annual limitation. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. Hexion LLC believes that it will have a NUBIG on the Effective Date.
The Debtors expect the consummation of the Plan will result in an Ownership Change of the Hexion Group. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the ability of the reorganized Hexion Group (the “Reorganized Debtor Group”) to utilize in post-Effective Date tax periods Pre-Change Tax Attributes and RBILs attributable to tax periods preceding the Effective Date provided there is no Ownership Change of the Hexion Group prior to the Effective Date.
Under IRC section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s Pre-Change Tax Attributes and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any Pre-Change Tax Attributes and built-in losses of the debtor already are subject to an annual usage limitation under IRC section 382 at the time of an Ownership Change subject to IRC section 382(l)(5), those Pre-Change Tax Attributes and built-in losses generally will continue to be subject to such limitation.
A qualified creditor is any creditor who has held the debt of the debtor continuously beginning at least eighteen months prior to the petition date through the Effective Date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.
A debtor may elect not to apply IRC section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre- change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.
If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC section 382(l)(5), or if a debtor elects not to apply IRC section 382(l)(5), the debtor’s use of its Pre-Change Tax Attributes and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under IRC section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (2.20% for May 2019) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any Pre-Change Tax Attributes and built-in losses of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC section 382(l)(6), those Pre-Change Tax Attributes and built-in losses will generally be subject to the lower of the two annual limitations.
The Debtors are unable to determine whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC section 382(l)(5), as such determination will depend on the extent to which Holders of the Prepetition Debt immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of IRC section 382(l)(5). Even if the Plan were to satisfy the requirements of IRC section 382(l)(5), the Debtors anticipate electing out of IRC section 382(l)(5), in which case, the Hexion Group’s Pre-Change Tax Attributes remaining after reduction for excluded COD income will, pursuant to IRC section 382(l)(6), be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the Reorganized Debtors’ outstanding stock immediately after consummation of the Plan, increased by RBIGs recognized during the Recognition Period. Pre-Change Tax Attributes not utilized in a given year due to the annual limitation may be carried forward for use in future years. To the extent the Reorganized Debtor Group’s annual limitation exceeds its taxable income (for purposes of section 382) in a given year, the excess will increase the annual limitation in future taxable years.

3.	Alternative Structure
The Debtors and the Consenting Noteholders, in consultation with the Creditors’ Committee, are evaluating the Alternative Structure, whereby the assets of Hexion Inc. and certain of its subsidiaries would be deemed transferred to Reorganized Hexion and its Subsidiaries in a transaction that would be treated as a taxable asset sale for U.S. federal income tax purposes. Hexion, Inc. and those subsidiaries also deemed to sell assets will recognize gain equal to the excess, if any, of the fair market value as of the Effective Date of their assets over the tax basis in such assets, some or all of which may be offset with the Pre-Change Tax Attributes and losses recognized in the asset sale. However, if there is an aggregate gain and such gain exceeds the amount of Pre-Change Tax Attributes available to offset it, the Hexion Group may owe a cash tax liability for the taxable year that includes the Effective Date, which may be material and could affect the values of the recoveries contemplated by the Plan and could materially impact the operations of Reorganized Hexion and its subsidiaries after the Effective Date. In the Alternative Structure, none of the Reorganized Debtors, Reorganized Hexion or their affiliates would succeed to the remaining Pre-Change Tax Attributes, but the assets of some or all of the Reorganized Debtors would have basis equal to fair market value (with some immediate expensing permitted for what would otherwise be depreciable asset basis), which would result in greater depreciation and amortization deductions than in the Recapitalization Structure. In addition, the Alternative Structure may provide other tax benefits compared to the Recapitalization Structure.

As noted above, if the Restructuring Transactions are implemented in a manner in which the determination regarding whether to implement the Recapitalization Structure or the Alternative Structure can be made after the Effective Date, the Board of Directors of Reorganized Hexion will determine after the Effective Date whether or not to make the Elections that should result in the effective implementation of either the Recapitalization Structure or the Alternative Structure, except as otherwise provided in the Plan. In determining which Structure will be pursued, the Debtors and the Consenting Noteholders will continue to evaluate prior to the Effective Date whether and the extent to which (i) a cash tax liability is likely to exist under the Alternative Structure, and (ii) the present value of any expected future tax savings to the Reorganized Debtor Group of the Alternative Structure. Any cash tax liability resulting from the implementation of the Alternative Structure will be borne by the Reorganized Debtors.

4.	Uncertainty of Debtors’ Tax Treatment
The U.S. federal income tax considerations relating to the Plan are complex and subject to uncertainties. No assurance can be given that the IRS will agree with the Debtors’ interpretations of the tax rules applicable to, or tax positions taken with respect to, the transactions undertaken to effect the Plan. If the IRS were to successfully challenge any such interpretation or position, the Debtors may recognize additional taxable income for U.S. federal income tax purposes, and the Debtors may not have sufficient deductions, losses or other attributes for U.S. federal income tax purposes to fully offset such income.

C.	Federal Income Tax Consequences to Holders of Certain Claims

1.	Definition of U.S. Holder and Non-U.S. Holder
A “U.S. Holder” is a beneficial owner of the Prepetition Debt, New Common Equity or Rights that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of section 7701(a)(30) of the Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of the Prepetition Debt, New Common Equity or Rights that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity classified as a corporation for U.S. federal income tax purposes), estate or trust.
If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Prepetition Debt, New Common Equity or Rights, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners of the Prepetition Debt, New Common Equity and/or Rights who are partners in a partnership holding any of such instruments should consult their tax advisors.

2.	U.S. Holders of First Lien Notes Claims and Junior Notes Claims (Classes 2 and 3)

a.	Exchanges of Prepetition Debt for New Common Equity, Rights and Cash

(1)	Treatment of Exchanges
The treatment of (i) the exchange of the Allowed First Lien Notes Claims for New Common Equity, Rights and Cash and (ii) the exchange of the Allowed Junior Notes Claims for New Common Equity and Rights, as well as, in each case, any other consideration received on account of such Claims (collectively, the “Exchanges”) will depend, in part, on the Restructuring Transaction steps and, if relevant, whether the Elections are made. If the Alternative Structure is implemented, the Debtors intend to take the position that the Exchanges are taxable exchanges under Section 1001 of the Tax Code. See discussion below under “—Taxable Exchange”. In addition, in some circumstances, the Recapitalization Structure may be implemented in a manner whereby the Exchanges would be treated as taxable exchanges with respect to U.S. Holders of Allowed Claims.
If, however, the Recapitalization Structure is implemented in a manner intended to qualify as a “reorganization” for U.S. federal income tax purposes (a “Reorganization”), the treatment of U.S. Holders will depend upon whether their Allowed First Lien Notes Claims and/or Allowed Junior Notes Claims are considered to be “securities” within the meaning of the provisions of the Tax Code governing reorganizations. Neither the Tax Code nor the Treasury Regulations define the term “security,” and it has not been clearly defined by judicial decisions. Whether a debt instrument is a security is determined based on all of the facts and circumstances. Factors evaluated include whether the Holder of such debt instrument is subject to a material level of entrepreneurial risk and the Holder’s degree of participation and continuing interest in the debtor’s business, but most authorities conclude that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Accordingly, the determination of whether or not their claims constitute securities may vary among U.S. Holders of Allowed First Lien Notes Claims and among U.S. Holders of Allowed Junior Notes Claims depending upon the debt instruments underlying such claims. In this regard, it appears that the Second Lien Notes and the Borden Debentures should be treated as “securities” for U.S. federal income tax purposes, while it is unclear whether any of the First Lien Notes and the 1.5 Lien Notes qualify as “securities.”
If the Restructuring Transactions constitute a Reorganization but a U.S. Holder’s claim does not constitute a security, the Exchanges will be a taxable exchange to that U.S. Holder, with the attendant consequences discussed below under “—Taxable Exchange”. However, if the Restructuring Transactions constitute a Reorganization and the U.S. Holder’s claim does constitute a security, the U.S. Holder may not recognize some or all of its gain or loss, as described below under “—Non-Taxable Exchange”.

(2)	Taxable Exchange
Recognition of Gain or Loss. To the extent that the Exchanges are treated as taxable exchanges (because the Recapitalization Structure is implemented in a manner that does not constitute a Reorganization, the U.S. Holder’s Allowed Claim does not constitute a security, or the Alternative Structure is implemented), the U.S. Holder is expected to recognize gain or loss equal to the difference between (i) the sum of the fair market value of New Common Equity and Rights and the amount of Cash received by the U.S. Holder in the Exchanges (other than the amount of New Common Equity, Rights or Cash, if any, allocable to accrued interest, discussed below under “—Accrued but Untaxed Interest”) and (ii) the U.S. Holder’s adjusted tax basis in the Prepetition Debt surrendered. The character of such gain or loss as capital or ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the Prepetition Debt constitutes a capital asset in the U.S. Holder’s hands, whether the Prepetition Debt has been held for more than one year, whether the Prepetition Debt has bond premium or market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the Prepetition Debt. Gain or loss realized must be calculated separately for each identifiable block of Prepetition Debt surrendered in the Exchanges, and the deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in New Common Equity and Rights (other than New Common Equity and Rights, if any, allocable to accrued interest) should equal the fair market value of New Common Equity and Rights on the Effective Date. A U.S. Holder’s holding period for the New Common Equity should begin on the day following the Effective Date.
The exercise of a Right pursuant to the Plan will not be a taxable event to the U.S. Holder of the Right. Upon such exercise, the U.S. Holder’s tax basis in the New Common Equity obtained should be equal to the sum of the U.S. Holder’s basis in the Right and its exercise price. The U.S. Holder’s holding period with respect to the New Common Equity obtained will commence on the date that the Right is deemed to be exercised for U.S. federal income tax purposes. A U.S. Holder who elects not to exercise all or a portion of the Rights received pursuant to the Plan should be entitled to a capital loss in an amount equal to its basis in such Rights.
Accrued but Untaxed Interest. To the extent a Holder of a Claim receives consideration that is attributable to unpaid accrued interest on the Claim, the Holder may be required to treat such consideration as a payment of interest. In this regard, the Plan provides that distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims. Notwithstanding this Plan provision, there is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. Although not entirely clear, such a loss may be treated as an ordinary loss rather than a capital loss.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.
Market Discount. Under the “market discount” provisions of the IRC, some or all of any gain realized by a U.S. Holder in the Exchanges may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such U.S. Holder’s Prepetition Debt. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount (“OID”), its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the disposition of an Allowed Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

(3)	Non-Taxable Exchange
Recognition of Gain or Loss. If the Recapitalization Structure is implemented in a manner that qualifies as a Reorganization and a U.S. Holder’s claim constitutes a security, a U.S. Holder should not recognize income, gain or loss in the Exchanges except (i) a U.S. Holder should recognize interest income to the extent that New Common Equity, Rights or Cash, if any, is allocable to accrued interest (discussed below under “—Accrued but Untaxed Interest”) and (ii) a U.S. Holder will recognize gain (but not loss) to the extent of the lesser of Cash received and the amount of gain, if any, realized in the Exchanges (the consequences of which are discussed above under “—Taxable Exchange—Recognition of Gain or Loss”). A U.S. Holder’s aggregate tax basis in New Common Equity and Rights (other than New Common Equity and Rights, if any, allocable to accrued interest) should generally be equal to the U.S. Holder’s tax basis in the Prepetition Debt surrendered in the non-taxable exchange, increased by any gain recognized on the exchange and decreased by Cash received, if any. The U.S. Holder must allocate this aggregate tax basis between the New Common Equity and the Rights depending on their fair market value on the Effective Date. A U.S. Holder’s holding period for the New Common Equity will include the holding period of the Prepetition Debt surrendered in exchange.
The exercise of a Right pursuant to the Plan will not be a taxable event to the U.S. Holder of the Right. Upon such exercise, the U.S. Holder’s tax basis in the New Common Equity obtained should be equal to the sum of the U.S. Holder’s basis in the Right and its exercise price. The U.S. Holder’s holding period with respect to the New Common Equity obtained will commence on the date that the Right is deemed to be exercised for U.S. federal income tax purposes. A U.S. Holder who elects not to exercise all or a portion of the Rights received pursuant to the Plan should be entitled to a capital loss in an amount equal to its basis in such Rights.
Accrued but Untaxed Interest. To the extent a U.S. Holder of a Claim receives consideration that is attributable to unpaid accrued interest on the Claim in a non-taxable exchange, the tax consequences should be identical to those for the taxable exchange. See “—Taxable Exchange—Accrued but Untaxed Interest” above.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.
Market Discount. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
Any gain recognized by a U.S. Holder on the disposition of an Allowed Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). Any accrued but unrecognized market discount on the Prepetition Debt after the application of the prior sentence will not have to be recognized as income at the time of the Exchanges. However, the gain recognized on a subsequent taxable disposition of the New Common Equity received by the U.S. Holder in the Exchanges (and New Common Equity received upon an exercise of Rights received in the Exchanges) may have to be treated as ordinary income to the extent of such accrued but unrecognized market discount (other rules might apply if at the time of the Exchanges the accrued market discount on the Prepetition Debt exceeds the U.S. Holder’s total unrecognized gain).

b.	Consequences to U.S. Holders Regarding Owning and Disposing of New Common Equity
Distributions. A U.S. Holder of New Common Equity generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Equity to the extent such distributions are paid out of the Reorganized Debtor Group’s current or accumulated earnings and profits as determined for federal income tax purposes. “Qualified dividend income” received by a non-corporate U.S. Holder is subject to preferential tax rates. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Equity, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Equity. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of the Reorganized Debtor Group’s earnings and profits.
Sale or Other Taxable Disposition. A U.S. Holder of New Common Equity will recognize gain or loss upon the sale or other taxable disposition of New Common Equity equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Equity. Subject to the recapture rules under IRC section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Equity for more than one year as of the date of disposition. Under the IRC section 108(e)(7) recapture rules, if the Restructuring Transactions are treated as a Reorganization, a U.S. Holder may be required to treat gain recognized on the taxable disposition of New Common Equity as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Prepetition Debt. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.	Non U.S. Holders
The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims and the ownership, exercise and disposition of New Common Equity and Rights, as applicable.

a.	Distributions on New Common Equity
Any distributions made with respect to New Common Equity will constitute dividends for federal income tax purposes to the extent such distributions are paid out of the Reorganized Debtor Group’s current or accumulated earnings and profits as determined for federal income tax purposes. Except as described below, dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are not effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or a successor form), or other applicable IRS Form W-8, upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will not be subject to withholding tax, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or a successor form). However, such dividends generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

b.	Gain Recognition in Exchange or Resulting from Sale, Redemption or Repurchase of New Common Equity
Whether a Non-U.S. Holder realizes gain or loss on an exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders. Subject to the discussions below regarding FATCA (as defined below) and backup withholding, any gain recognized by a Non-U.S. Holder on the Exchanges (as described above in “—U.S. Holders of First Lien Notes Claims and Junior Notes Claims (Classes 2 and 3)—Exchanges of Prepetition Debt for New Common Equity, Rights and Cash”) or a subsequent sale or other taxable disposition of New Common Equity (as described above in “—U.S. Holders of First Lien Notes Claims and Junior Notes Claims (Classes 2 and 3)—Consequences to U.S. Holders Regarding Owning and Disposing of New Common Equity—Sale or Other Taxable Disposition”) generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (c) solely with respect to New Common Equity, the issuer of such equity is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) as defined in section 897 of the Tax Code.
If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. Such gain generally will not be subject to withholding tax, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or a successor form). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
With respect to the third exception above, Hexion LLC does not believe that it has been or currently is, and does not expect Reorganized Hexion to become, a USRPHC. Because the determination of whether Hexion LLC and/or Reorganized Hexion is a USRPHC depends, however, on the fair market value of its “U.S. real property interests” relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that Hexion LLC has not been and currently is not a USRPHC or that Reorganized Hexion will not become one in the future. If Reorganized Hexion becomes a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of New Common Equity will not be subject to U.S. federal income tax if such equity is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of New Common Equity throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. However, at this time, it is not yet known whether the “regularly traded” exception would be available to Non-U.S. Holders with respect to the New Common Equity.

c.	Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under sections 1471 to 1474 of the Tax Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on New Common Equity paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Prior to the issuance of recently proposed Treasury Regulations, withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of New Common Equity on or after January 1, 2019. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

4.	Information Reporting and Backup Withholding
The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.
THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.
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XIII.
CONCLUSION AND RECOMMENDATION
The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 2 and 3 to vote in favor thereof.
Respectfully submitted, as of the date first set forth above,

Hexion Holdings LLC (on behalf of itself and all other Debtors)

By:	/s/ George F. Knight, III
Name:	George F. Knight, III
Title:	Executive Vice President and Chief Financial Officer